As filed with the Securities and Exchange Commission on September 11, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eldorado Resorts, Inc.*

(Exact name of registrant as specified in its charter)

* And Additional Guarantor Subsidiary Registrants

(See Table of Additional Registrants below)

Nevada	46-3657681
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

(775) 328-0100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary L. Carano

Chief Executive Officer

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

(775) 328-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Deborah Conrad

Milbank, Tweed, Hadley & McCloy LLP

2029 Century Park East, 33rd Floor

Los Angeles, California

(424) 386-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee
6% Senior Notes due 2025	(1)	(1)	(1)	(2)
Guarantees of the 6% Senior Notes due 2025	(3)	(3)	(3)	(3)

(1)	Omitted pursuant to Form S-3 General Instruction II.E. Such indeterminate principal amount of Senior Notes is being registered as may from time to time be sold at indeterminate prices.
(2)	Since an unspecified amount of securities registered herein will be offered pursuant to an automatic shelf registration statement, the registrants are deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act and are omitting this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.
(3)	Pursuant to Rule 457(n), no registration fee is payable with respect to any such guarantees.

TABLE OF ADDITIONAL REGISTRANTS

EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER*	STATE OF ORGANIZATION	PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBERS	I.R.S. EMPLOYER IDENTIFICATION NUMBER
Eldorado Holdco LLC	Nevada	7011	26-22653358
Eldorado Resorts LLC	Nevada	7011	88-0115550
Eldorado Shreveport #1, LLC	Nevada	7011	20-1644698
Eldorado Shreveport #2, LLC	Nevada	7011	20-1644729
CCR Newco, LLC	Nevada	7011	81-0750950
Circus and Eldorado Joint Venture, LLC	Nevada	7011	88-0310787
CC-Reno LLC	Nevada	7011	61-1766202
Eldorado Limited Liability Company	Nevada	7011	88-0336183
IOC—Boonville, Inc.	Nevada	7011	88-0303425
Isle of Capri Casinos LLC	Delaware	7011	46-3657681
Eldorado Casino Shreveport Joint Venture	Louisiana	7011	72-1225563
MTR Gaming Group, Inc.	Delaware	7011	84-1103135
Mountaineer Park, Inc.	West Virginia	7011	55-09672058
Presque Isle Downs, Inc.	Pennsylvania	7011	25-1887748
Scioto Downs, Inc.	Ohio	7011	31-4440550
Black Hawk Holdings, L.L.C.	Colorado	7011	26-1809618
IC Holdings Colorado, Inc.	Colorado	7011	41-2068984
CCSC/Blackhawk, Inc.	Colorado	7011	84-1602683
Isle of Capri Black Hawk, L.L.C.	Colorado	7011	84-1422931
IOC—Black Hawk Distribution Company, LLC	Colorado	7011	95-4896277
IOC Holdings, L.L.C.	Louisiana	7011	64-0934982
St. Charles Gaming Company, L.L.C.	Louisiana	7011	72-1235262
IOC Black Hawk County, Inc.	Iowa	7011	83-0380482
Isle of Capri Bettendorf, L.C.	Iowa	7011	62-1810319
PPI, Inc.	Florida	7011	65-0585198
Pompano Park Holdings, L.L.C.	Florida	7011	64-0924443
IOC—Lula, Inc.	Mississippi	7011	88-0301634
IOC-Kansas City, Inc.	Missouri	7011	64-0921931
IOC-Caruthersville, LLC	Missouri	7011	36-4335059
IOC-Cape Girardeau, LLC	Missouri	7011	27-3047637
IOC-Vicksburg, Inc.	Delaware	7011	27-2281521
IOC-Vicksburg, L.L.C.	Delaware	7011	27-2281675
Rainbow Casino-Vicksburg Partnership, L.P.	Mississippi	7011	64-0844165

*	Each additional registrant is a wholly-owned direct or indirect subsidiary of Eldorado Resorts, Inc. The notes are fully and unconditionally guaranteed by the additional registrants on a joint and several basis, subject to customary release provisions. See “Description of the Notes—Note Guarantees” for a summary of the circumstances under which a note guarantee may be released. The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is c/o Eldorado Resorts, Inc., 100 West Liberty Street, Suite 1150, Reno, Nevada, telephone (775) 328-0100. The name, address, and telephone number of the agent for service for each additional registrant is Gary L. Carano, Eldorado Resorts, Inc., 100 West Liberty Street, Suite 1150, Reno, Nevada, telephone (775) 328-0100.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell, and we are not soliciting an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 2017

PROSPECTUS

$350,000,000

Eldorado Resorts, Inc.

6% Senior Notes due 2025

We are offering $350,000,000 aggregate principal amount of our 6% Senior Notes due 2025 (the “New Notes”). The New Notes will be issued as additional notes under the Indenture, dated as of March 29, 2017, as amended by that Supplemental Indenture dated as of May 1, 2017 (as supplemented, the “Indenture”), pursuant to which we previously issued $375,000,000 aggregate principal amount of 6% Senior Notes due 2025 (the “Initial Notes”). The Initial Notes, together with the New Notes, are referred to herein as the “Notes.” The New Notes will form part of a single class of securities together with the Initial Notes for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. The New Notes will have the same CUSIP number as the Initial Notes and will trade interchangeably with the Initial Notes immediately upon settlement. Upon consummation of this offering, the aggregate principal amount of our 6% Senior Notes due 2025, including the notes offered hereby, will be $725,000,000. We will pay interest on the New Notes semi-annually in arrears on April 1 and October 1 of each year commencing on October 1, 2017. The Notes will mature on April 1, 2025.

We will be entitled to redeem some or all of the Notes at any time prior to April 1, 2020 at a price equal to 100% of the principal amount of the Notes to be redeemed plus the “make-whole” premium set forth in this prospectus, plus accrued and unpaid interest, if any. We are also entitled to redeem some or all of the Notes on or after April 1, 2020 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any. Prior to April 1, 2020, we are entitled to redeem up to 35% of the aggregate principal amount of the Notes (calculated after giving effect to any additional notes, including the New Notes) with proceeds of certain equity financings at the redemption prices set forth in this prospectus. In addition, we may be required to offer to purchase the Notes upon the sale of certain assets or upon certain change of control trigger events.

The Notes and the guarantees of the Notes will be our general senior unsecured obligations ranking senior in right of payment to all of our existing and future debt that is expressly subordinated in right of payment to the Notes and equally in right of payment to all of our existing and future debt that is expressly subordinated in right of payment to the Notes and equally in right of payment with all of our existing and future senior liabilities. The Notes and the related guarantees are effectively subordinated to all of our existing and future secured debt, including indebtedness under our senior secured credit facility, which includes a $1.45 billion term loan facility (the “Term Loan Facility”) and a $300 million revolving credit facility (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facility”) and other secured debt permitted to be incurred pursuant to the terms of the Indenture, to the extent of the value of the collateral securing such debt. The Notes will also be effectively subordinated to any debt of any non-guarantor subsidiaries.

Investing in the New Notes involves risks. You should carefully consider the section entitled “Risk Factors” beginning on page 16 of this prospectus and the “Risk Factors” sections in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus or any applicable prospectus supplement before investing in our securities.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to us(1)		%	$

(1)	The public offering price set forth above does not include accrued interest. Because the New Notes form a part of the same series of notes as the Initial Notes that were first issued on March 29, 2017, purchasers will be required to pay, in addition to the public offering price of the New Notes, an amount equal to the interest that has accrued on the New Notes from and including March 29, 2017 up to, but not including, the settlement date of the New Notes.

We expect that delivery of the New Notes will be made to investors in book-entry form through The Depository Trust Company on or about             , 2017.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Joint Book-Running Managers

J.P. Morgan			Macquarie Capital
Capital One Securities	KeyBanc Capital Markets	SunTrust Robinson Humphrey	US Bancorp

The date of this prospectus is             , 2017.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

You should read this prospectus as well as the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before investing in this offering. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent that any statement that we make in this prospectus is inconsistent with the statements made in any document incorporated by reference that was filed with the SEC, before the date of this prospectus, the statements made in such an earlier filing are deemed modified or superseded by the statements made in this prospectus.

In various places in this prospectus we refer you to other sections of the prospectus for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this prospectus can be found is listed in the table of contents above.

Unless the context indicates otherwise, as used in this prospectus: (i) the “Company,” “us,” “we,” “our” and “ERI” refer to Eldorado Resorts, Inc. and its consolidated subsidiaries and their respective predecessors; and (ii) “this prospectus” refers to this prospectus and any applicable prospectus supplement.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before making an investment decision with respect to the Notes offered hereby. Before making your decision, you should read carefully (i) this entire prospectus, including the section entitled “Risk Factors,” (ii) all other information contained in and incorporated by reference in this prospectus, including the risks and uncertainties described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016, in our quarterly report on Form 10-Q for the quarter ended June 30, 2017 and in our subsequent filings with the SEC, (iii) the other documents to which we refer and (iv) our financial statements and notes to those financial statements incorporated by reference herein. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See “Forward-Looking Statements” for information relating to these forward-looking statements.

The Company

ERI is a gaming and hospitality company that owns and operates 20 gaming facilities located in Ohio, Louisiana, Nevada, Pennsylvania, West Virginia, Colorado, Florida, Iowa, Mississippi and Missouri, featuring over 21,000 slot machines and video lottery terminals (“VLTs”), more than 500 table games and over 7,000 hotel rooms. ERI’s primary source of revenue is generated by gaming operations, but ERI uses hotels, restaurants, bars, entertainment, racing, retail shops and other services to attract customers to its properties. ERI was founded in 1973 in Reno, Nevada as a family business by the Carano family.

Throughout the six months ended June 30, 2017, we owned and operated the following properties:

•	Eldorado Resort Casino Reno–A 814-room hotel, casino and entertainment facility connected via an enclosed skywalk to Silver Legacy and Circus Reno located in downtown Reno, Nevada that includes 1,142 slot machines, 46 table games and an 11 table poker room;

•	Silver Legacy Resort Casino–A 1,711-room themed hotel and casino connected via an enclosed skywalk to Eldorado Reno and Circus Reno that includes 1,212 slot machines and 63 table games;

•	Circus Circus Reno–A 1,571-room hotel-casino and entertainment complex connected via an enclosed skywalk to Eldorado Reno and Silver Legacy that includes 695 slot machines and 27 table games;

•	Eldorado Resort Casino Shreveport–A 403-room, all suite art deco-style hotel and tri-level riverboat dockside casino situated on the Red River in Shreveport, Louisiana that includes 1,387 slot machines, 52 table games and an eight table poker room;

•	Mountaineer Casino, Racetrack & Resort–A 354-room hotel, casino and entertainment facility and live thoroughbred horse racing located on the Ohio River at the northern tip of West Virginia’s northwestern panhandle that includes 1,510 slot machines, 36 table games and a 10 table poker room;

•	Presque Isle Downs & Casino–A casino and live thoroughbred horse racing facility with 1,594 slot machines, 32 table games and a seven table poker room located in Erie, Pennsylvania; and

•	Eldorado Gaming Scioto Downs–A modern “racino” offering 2,206 video lottery terminals (“VLT”), harness racing and a 118-room third party hotel connected to Scioto Downs located 15 minutes from downtown Columbus, Ohio.

In addition, on May 1, 2017, the Company consummated its acquisition (the “Isle Acquisition”) of Isle of Capri Casinos, Inc. (“Isle”) and acquired the following properties:

•	Isle Casino Hotel-Black Hawk–A land-based casino on an approximately 10-acre site in Black Hawk, Colorado that includes 1,086 slot machines, 25 table games, a nine table poker room and a 238-room hotel;

•	Lady Luck Casino-Black Hawk–A land-based casino across the intersection from Isle Casino Hotel in Black Hawk, Colorado, that includes 455 slot machines, 10 table games, five poker tables and a 164-room hotel with a parking structure connecting Isle Casino Hotel-Black Hawk and Lady Luck Casino-Black Hawk;

•	Isle Casino Racing Pompano Park–A casino and harness racing track on an approximately 223-acre owned site in Pompano Beach, Florida, that includes 1,446 slot machines and a 42 table poker room;

•	Isle Casino Bettendorf–A land-based single-level casino located off of Interstate 74 in Bettendorf, Iowa that includes 969 slot machines and 19 table games with two hotel towers with 509 hotel rooms;

•	Isle Casino Waterloo–A single-level land-based casino in Waterloo, Iowa that includes 948 slot machines, 25 table games, four poker tables and a 195-room hotel;

•	Isle of Capri Casino Hotel Lake Charles (“Lake Charles”)–A gaming vessel on an approximately 19 acre site in Lake Charles, Louisiana, with 1,157 slot machines, 49 table games, including 13 poker tables and two hotels offering 493 rooms;

•	Isle of Capri Casino Lula–Two dockside casinos in Lula, Mississippi with 885 slot machines and 21 table games, two on-site hotels with a total of 451 rooms and a 28-space RV Park;

•	Lady Luck Casino Vicksburg–A dockside casino in Vicksburg, Mississippi that includes 613 slot machines, 7 table games and a hotel with a total of 89 rooms;

•	Isle of Capri Casino Boonville–A single-level dockside casino in Boonville, Missouri that includes 914 slot machines, 20 table games and a 140-room hotel;

•	Isle Casino Cape Girardeau–A dockside casino and pavilion and entertainment center in Cape Girardeau, Missouri that includes 930 slot machines, 22 table games and 4 poker tables;

•	Lady Luck Casino Caruthersville–A riverboat casino located along the Mississippi River in Caruthersville, Missouri that includes 557 slot machines and nine table games;

•	Isle of Capri Casino Kansas City–A dockside casino located close to downtown Kansas City, Missouri offering 977 slot machines and 18 table games; and

•	Lady Luck Casino Nemacolin–A casino property located on the 2,000-acre Nemacolin Woodlands Resort in Western Pennsylvania that includes 597 slot machines and 29 table games.

On August 22, 2016, Isle entered an agreement to sell Isle of Capri Casino Hotel Lake Charles for aggregate consideration of $134.5 million, subject to certain adjustments (the “Lake Charles Disposition”). The Lake Charles Disposition is expected to be completed in 2017, subject to Louisiana Gaming Board approval and other customary closing conditions.

Isle Acquisition

On May 1, 2017, we completed the Isle Acquisition, pursuant to the Agreement and Plan of Merger, dated as of September 19, 2016 (the “Merger Agreement”), by and among ERI, Isle, Eagle I Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of the Company, and Eagle II Acquisition Company LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (subsequently renamed Isle of Capri Casinos LLC).

As a result of the Isle Acquisition, Isle became a wholly-owned subsidiary of ERI and, at the effective time of the Isle Acquisition, each outstanding share of Isle’s stock converted into the right to receive $23.00 in cash or 1.638 shares of ERI common stock, at the election of the applicable Isle shareholder and subject to proration such that the outstanding shares of Isle common stock were exchanged for aggregate consideration comprised of 58% cash, or $552.0 million, and 42% ERI common stock, or 28.5 million newly-issued shares of ERI common stock.

We currently expect to achieve approximately $35 million in costs synergies as a result of the Isle Acquisition, which are expected to be realized within the first year following completion of the Isle Acquisition. Our results of operations for the six months ended June 30, 2017 reflect the realization of approximately $5 million of such anticipated cost synergies.

Corporate Information

ERI’s principal executive offices are located at 100 West Liberty Street, Suite 1150, Reno, Nevada 89501 and the telephone number at that location is (775) 328-0100. Our website is www.eldoradoresorts.com. Information found on our website is not part of this prospectus.

The Offering

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See the “Description of the Notes” section of this prospectus for a more detailed description of the terms and conditions of the New Notes.

Issuer	Eldorado Resorts, Inc.

Notes offered	$350 million aggregate principal amount of 6% Senior Notes due 2025. The New Notes will be issued as additional notes under the Indenture pursuant to which we previously issued $375 million aggregate principal amount of 6% Senior Notes due 2025. The New Notes will form part of a single class of securities together with the Initial Notes for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. The New Notes will have the same CUSIP number as the Initial Notes and will trade interchangeably with the Initial Notes immediately upon settlement.

Maturity	April 1, 2025

Interest rate	6.000%

Interest payment dates	Interest on the Notes will accrue from March 29, 2017 and will be payable in cash semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2017.

Gaming redemption	The Notes are subject to redemption imposed by gaming laws and regulations of applicable gaming regulatory authorities. See “Description of the Notes—Gaming redemption.”

Ranking	The New Notes and the guarantees of the New Notes will be the Company’s and the guarantors’ general senior unsecured obligations and will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company and the guarantors;

•	rank equally in right of payment with all existing and future senior indebtedness of the Company and the guarantors, including the obligations under the Initial Notes and our 7% Senior Notes due 2023 (the “2023 Notes”);

•	be effectively subordinated to any existing and future secured debt of the Company and the guarantors, including indebtedness under the Credit Facility to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to one of the issuers or guarantors).

As of June 30, 2017, on an as adjusted basis after giving effect to the issuance of the New Notes and the use of proceeds described in this prospectus:

•	we and the Guarantors had approximately $2.3 billion of total indebtedness outstanding, of which approximately $1.2 billion is secured, and $291.3 million of availability under our Revolving Credit Facility (after consideration of $8.7 million in outstanding letters of credit), all of which would be secured if borrowed; and

•	the non-guarantor subsidiaries had $64.2 million of indebtedness and other liabilities, all of which would be structurally senior to the Notes and the Note Guarantees.

The non-guarantor subsidiaries accounted for approximately $7.6 million, or 1.4%, of ERI’s total net revenue, and approximately $0.2 million of operating income, in each case for the six months ended June 30, 2017. Excluding the effect of intercompany balances as well as intercompany transactions, the non-guarantor subsidiaries accounted for approximately $104.4 million, or 2.9%, of ERI’s total assets, and approximately $64.2 million, or 2.3%, of ERI’s total liabilities, in each case as of June 30, 2017.

Guarantees	The New Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our current and future restricted subsidiaries other than immaterial subsidiaries. The guarantees may be released under certain circumstances.

Asset Sale Proceeds	If we or our restricted subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay secured debt or make an offer to purchase an amount of the Notes equal to the excess net cash proceeds. The purchase price of the New Notes will be 100% of their principal amount plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Asset sales.”

Optional Redemption	We may redeem some or all of the Notes at any time on or after April 1, 2020 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any. Prior to April 1, 2020, We may also redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of redemption, plus a “make-whole” premium. Prior to April 1, 2020, we are entitled to redeem up to 35% of the aggregate principal amount of the Notes (calculated after giving effect to any additional notes, including the New Notes) with proceeds of certain equity offerings. See “Description of the Notes—Optional redemption.”

Change of Control; Mandatory Offer to Repurchase	If a Change of Control (as defined in “Description of the Notes”) occurs, we must offer to repurchase the Notes at a redemption price equal to 101% of the principal amount thereof plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Change of control.”

Certain covenants	The Indenture contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to:

•	pay dividends or distributions or make certain other restricted payments or investments;

•	incur or guarantee additional indebtedness or issue disqualified stock or create subordinated indebtedness that is not subordinated to the Notes or the guarantees;

•	create liens;

•	transfer and sell assets;

•	merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates;

•	engage in lines of business other than its core business and related businesses; and

•	create restrictions on dividends or other payments by our restricted subsidiaries.

These covenants are subject to important exceptions and qualifications as described under “Description of the Notes—Certain covenants.”

Use of proceeds	We intend to use the net proceeds from this offering to repay all of our outstanding borrowings under our Revolving Credit Facility, which borrowings were approximately $78 million as of September 8, 2017, and to use the remainder to repay outstanding borrowings under our Term Loan Facility and related accrued interest. Affiliates of certain of the underwriters may be lenders under our credit facility. See “Underwriting (Conflicts of Interest).”

Conflicts of Interest

Affiliates of certain of the underwriters who are lenders under our Revolving Credit Facility will receive at least five percent of the net proceeds of this offering to repay indebtedness owed by us to them. See “Use of Proceeds.” Because affiliates of certain of the underwriters will receive at least five percent of the net proceeds of this offering, not including underwriting compensation, a “conflict of interest” under FINRA Rule 5121 is deemed to exist. Accordingly, this offer is being made in compliance with FINRA Rule 5121. FINRA Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus and the registration statement of which this prospectus is a part and exercise the usual standards of due diligence with respect thereto. SunTrust Robinson Humphrey, Inc. has assumed the responsibilities of acting as the qualified independent underwriter in this offering. We have agreed to indemnify SunTrust Robinson Humphrey, Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Interest Accrual	The public offering price set forth on the cover of this prospectus does not include accrued interest. Because the New Notes form a part of the same series of notes as the Initial Notes that were first issued on March 29, 2017, purchasers will be required to pay, in addition to the public offering price of the New Notes set forth on the cover page of this prospectus, an amount equal to the interest that has accrued on the Initial Notes from and including March 29, 2017 up to, but not including, the settlement date of the New Notes.

Risk factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the New Notes.

Summary historical consolidated financial information

The summary historical consolidated financial data presented below as of and for the six months ended June 30, 2017 and 2016 have been derived from ERI’s unaudited condensed consolidated financial statements, which are incorporated by reference in this prospectus. The summary historical consolidated financial data presented below for the fiscal years ended December 31, 2016, 2015 and 2014 have been derived from ERI’s audited consolidated financial statements, which are incorporated by reference in this prospectus.

On September 19, 2014 (the “MTR Merger Date”), a wholly-owned subsidiary of ERI merged into Eldorado Holdco LLC (“Holdco”), the parent of Eldorado Resorts, and MTR Gaming. Effective upon this merger (the “MTR Merger”), Holdco, Eldorado Resorts and MTR Gaming became wholly-owned subsidiaries of ERI. The MTR Merger has been accounted for as a reverse acquisition of MTR Gaming by Holdco under accounting principles generally accepted in the United States. As a result, Holdco is considered the acquirer of MTR Gaming for accounting purposes. The historical financial information included in the following table for periods prior to the MTR Merger Date are those of Eldorado Resorts and its subsidiaries. The presentation of information herein for periods prior to the MTR Merger Date and after the MTR Merger Date are not fully comparable because the results of operations for MTR Gaming are not included for periods prior to the MTR Merger Date.

You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference in this prospectus.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of certain adjustments that are expected to have a continuing impact on the results of operations related to the Isle Acquisition, as if the Isle Acquisition had occurred on January 1, 2016. Preparation of unaudited pro forma condensed combined financial information is based on estimates and assumptions deemed appropriate by ERI. The pro forma information is unaudited and is not necessarily indicative of the results that actually would have occurred if the Isle Acquisition had been consummated as of January 1, 2016, nor does it purport to represent the financial position and results of operations for future periods. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. You should read the unaudited pro forma condensed combined financial information presented below in conjunction with the more detailed unaudited pro forma condensed combined financial information and the accompanying notes appearing in section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Unaudited Pro forma		Six months ended June 30,		Year ended December 31,
	Six months ended June 30, 2017	Fiscal Year ended December 31, 2016	2017	2016	2016	2015(1)	2014(2)
			(unaudited)
(dollars in thousands, except operating data)
Consolidated Statement of Operations Data:
Operating revenues:
Casino	$736,623	$1,488,771	$460,966	$347,537	$693,013	$614,227	$298,848
Pari-mutuel commissions	9,252	19,644	4,784	3,577	8,600	9,031	1,986
Food and beverage	107,480	228,552	75,951	70,706	142,032	97,740	68,233
Hotel	53,730	115,591	46,937	45,842	94,312	37,466	28,007
Other	24,434	57,187	20,145	21,899	45,239	26,077	13,198

Total revenues	931,519	1,909,745	608,783	489,561	983,196	784,541	410,272
Less promotional allowances	(84,395)	(192,293)	(52,678)	(44,680)	(90,300)	(64,757)	(48,449)

Net operating revenues	847,124	1,717,452	556,105	444,881	892,896	719,784	361,823

Operating expenses:
Casino	367,307	751,521	242,870	196,636	390,325	357,572	167,792
Pari-mutuel commissions	9,599	18,700	6,081	4,255	9,787	9,973	2,411
Food and beverage	49,835	109,512	40,255	40,511	81,878	52,606	37,411
Hotel	16,333	36,082	14,629	15,108	30,746	11,307	8,536
Other	25,895	71,256	10,923	12,692	26,921	15,325	9,348
Marketing and promotions	47,250	95,490	30,214	19,341	40,600	31,227	21,982
General and administrative	121,191	236,973	87,154	64,035	130,172	96,870	58,738
Corporate	25,006	46,017	14,016	11,258	19,880	16,469	4,617
Preopening	—	750	—	—	—	—	—
Depreciation and amortization	66,277	116,364	40,513	31,787	63,449	56,921	28,643

Operating expenses	728,693	1,482,665	486,655	395,623	793,758	648,270	339,478

Loss on sale or disposition of property	(57)	(836)	(57)	(765)	(836)	(6)	(84)
Acquisition charges	—	—	(87,078)	(576)	(9,184)	(2,452)	(7,411)
Equity in (loss) income of unconsolidated affiliates(3)	(282)	—	(282)	—	—	3,460	2,705

Operating income (loss)	118,092	233,951	(17,967)	47,917	89,118	72,516	17,555

	Unaudited Pro forma		Six months ended June 30,		Year ended December 31,
	Six months ended June 30, 2017	Fiscal Year ended December 31, 2016	2017	2016	2016	2015(1)	2014(2)
			(unaudited)
(dollars in thousands, except operating data)
Other income (expense):
Interest expense, net	$(73,286)	$(108,958)	$(40,197)	$(25,786)	$(50,917)	$(61,558)	$(30,734)
Gain on valuation of unconsolidated affiliate	—	—	—	—	—	35,582	—
Gain on termination of supplemental executive retirement plan	—	—	—	—	—	—	715
Loss on early retirement of debt, net	(1,790)	(155)	(27,317)	(155)	(155)	(1,937)	(90)

Total other expense	(75,076)	(109,113)	(67,514)	(25,941)	(51,072)	(27,913)	(30,109)

Net income (loss) before income taxes	43,016	124,838	(85,481)	21,976	38,046	44,603	(12,554)
(Provision) benefit for income taxes(4)	(10,121)	(16,385)	39,219	(7,816)	(13,244)	69,580	(1,768)

Net income (loss)	32,895	108,453	(46,262)	14,160	24,802	114,183	(14,322)
Less net income attributable to non-controlling interest(5)	—	—	—	—	—	—	(103)
Income from discontinued operations, net of income taxes	—	—	955	—	—	—	—

Net income (loss) attributable to ERI(5)	$32,895	$108,453	$(45,307)	$14,160	$24,802	$114,183	$(14,425)

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015(1)	2014(2)
	(unaudited)		(unaudited)
Operating Data(7):
Number of hotel rooms(8)	7,168	4,853	4,853	4,853	1,571
Average hotel occupancy rate(9)	59.8%	66.4%	63.1%	77.9%	84.1%
Number of slot machines(8)	21,283	9,924	9,746	10,281	8,665
Number of table games(8)	497	256	256	263	177

	As of June 30,		Year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$103,624	$37,105	$61,029	$78,278	$87,604
Total assets	3,557,940	1,274,685	1,294,044	1,325,008	1,171,559
Total debt	2,226,591	793,922	800,426	866,237	778,830
Stockholders’ equity	824,924	286,443	298,451	270,667	151,622

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015(1)
	(unaudited, dollars in thousands)
Other Data:
Adjusted EBITDA(6)	$113,376	$84,989	$168,286	$130,678

Pro forma selected data (unaudited)	Six months ended June 30, 2017	Year ended December 31, 2016
Pro Forma Adjusted EBITDA	$188,393	$357,985

(1)	On July 7, 2015, Eldorado Resorts entered into the Purchase and Sale Agreement (the “Reno Purchase Agreement”) with subsidiaries of MGM Resorts International to purchase the 50% interest in the Silver Legacy Joint Venture held by Galleon, Inc. and the assets constituting Circus Reno. On November 24, 2015 (the “Reno Acquisition Date”), Eldorado Resorts acquired all of the assets and properties of Circus Reno and the 50% membership interest in the Silver Legacy Joint Venture owned by Galleon, Inc. (the “Reno Acquisition”). The total purchase consideration was $223.6 million. Following the consummation of the Reno Acquisition, the Silver Legacy Joint Venture became a wholly-owned indirect subsidiary of ERI.
(2)	On the MTR Merger Date, a wholly-owned subsidiary of ERI merged into Holdco, the parent of Eldorado Resorts, and MTR Gaming. Effective upon the MTR Merger, Holdco, Eldorado Resorts and MTR Gaming became wholly-owned subsidiaries of ERI.
(3)	Except as explained in note (5) below, equity in income of unconsolidated affiliates prior to the Reno Acquisition Date represents (a) Eldorado Resorts’ 48.1% joint venture interest in the Silver Legacy Joint Venture (or, prior to the MTR Merger Date, its 50% interest in Eldorado Limited Liability Company (“ELLC”)) and (b) for periods prior to September 1, 2014, Eldorado Resorts’ 21.3% interest in Tamarack Crossing, LLC (“Tamarack”). Since ERI operates in the same line of business as the Silver Legacy and Tamarack, each with casino and/or hotel operations, ERI’s equity in the income of such affiliates is included in operating income.
(4)	Prior to September 19, 2014, Holdco was taxed as a partnership under the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to which income taxes were primarily the responsibility of the partners. On September 18, 2014, as part of the MTR Merger, ERI became a C Corporation subject to the federal and state corporate-level income taxes at prevailing corporate tax rates. While taxed as a partnership, Holdco was not subject to federal income tax liability. Because holders of membership interests in Holdco were required to include their respective shares of Holdco and Eldorado Resorts’ taxable income (loss) in their individual income tax returns, Eldorado Resorts made distributions to its member, Holdco and Holdco made distributions to its members to cover such liabilities.
(5)	Prior to the Reno Acquisition Date, non-controlling interest represented the minority partners’ share of ELLC’s 50% joint venture interest in the Silver Legacy Joint Venture. The non-controlling interest in ELLC was owned by certain Holdco equity holders and was approximately 4%. The non-controlling interest in the Silver Legacy was 1.9%. ERI acquired the remaining 50% joint venture interest pursuant to the Reno Acquisition and exercised its rights to acquire the non-controlling interest of ELLC.
(6)

Adjusted EBITDA, a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding ERI’s ongoing operating results. ERI defines Adjusted EBITDA as operating income (loss) before depreciation and amortization, stock based compensation, (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliates, acquisition charges, S-1 expenses and other regulatory gaming assessments, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than ERI does. The definition of Adjusted EBITDA may not be the same as the definitions used in any of ERI’s debt agreements. See below for a quantitative reconciliation of ERI’s Adjusted EBITDA to net income (loss).

Set forth below is a quantitative reconciliation of ERI’s Adjusted EBITDA to operating income (loss), which we believe is the most comparable financial measure calculated in accordance with GAAP, (i) on an actual basis, for each of the six months ended June 30, 2017 and 2016, and each of the years ended December 31, 2016 and 2015, and (ii) on a pro forma basis, for the six months ended June 30, 2017 and the year ended December 31, 2016 (in thousands).

	Six months ended June 30, 2017 (Unaudited)
	Operating income (loss)	Depreciation and amortization	Stock-based compensation(b)	Transaction expenses(c)	Severance expense	Other(d)	Adjusted EBITDA
Actual
West	$17,994	$11,219	$52	$—	$196	$(27)	$29,434
Midwest	15,408	4,966	86	—	1	7	20,468
South	16,987	6,594	40	—	3	—	23,624
East	33,195	17,153	4	—	22	245	50,619
Corporate	(101,551)	581	2,856	87,078	289	(22)	(10,769)

Total	$(17,967)	$40,513	$3,038	$87,078	$511	$203	$113,376

	Six months ended June 30, 2016 (Unaudited)
	Operating income (loss)	Depreciation and amortization	Stock-based compensation(b)	Transaction expenses(c)	Severance expense	Other(d)	Adjusted EBITDA
Actual
West	$19,219	$10,509	$—	$—	$—	$180	$29,908
Midwest	—	—	—	—	—	—	—
South	12,043	3,910	—	—	—	(50)	15,903
East(a)	28,665	17,143	—	—	—	1,136	46,944
Corporate	(12,010)	225	2,033	574	1,461	(49)	(7,766)

Total	$47,917	$31,787	$2,033	$574	$1,461	$1,217	$84,989

	Year ended December 31, 2016
	Operating income (loss)	Depreciation and amortization	Stock-based compensation(b)	Transaction expenses(c)	Severance expense	Other(d)	Adjusted EBITDA
Actual
Nevada	$41,620	$20,220	$—	$—	$230	$263	$62,333
Louisiana	23,378	7,861	—	—	—	(41)	31,198
Eastern(a)	53,610	34,887	—	—	305	1,033	89,835
Corporate	(29,490)	481	3,341	9,182	1,461	(55)	(15,080)

Total	$89,118	$63,449	$3,341	$9,182	$1,996	$1,200	$168,286

	Year ended December 31, 2015
	Operating income (loss)	Depreciation and amortization	Stock-based compensation(b)	Transaction expenses(c)	Severance expense	Other(d)	Adjusted EBITDA
Actual
Nevada	$13,989	$9,547	$—	$—	$115	$(3,457)	$20,194
Louisiana	21,423	7,621	—	—	25	(18)	29,051
Eastern	56,491	39,341	—	—	163	(273)	95,722
Corporate	(19,387)	412	1,488	3,069	75	54	(14,289)

Total	$72,516	$56,921	$1,488	$3,069	$378	$(3,694)	$130,678

	Operating income (loss)	Depreciation and amortization	Stock-based compensation	Transaction expenses	Severance expense	Other	Adjusted EBITDA
Pro Forma (Unaudited)
Six Months Ended June 30, 2017	$118,092	$66,277	$3,310	$—	$511	$203	$188,393
Year Ended December 31, 2016	233,951	116,364	4,474	—	1,996	1,200	357,985

(a)	Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win in during the first quarter of 2016. The changes are non-cash and related primarily to prior years. The net non-cash impact to Adjusted EBITDA was $0.6 million for each of the six months ended June 30, 2016 and for the year ended December 31, 2016.
(b)	Included in stock-based compensation expense for the year ended is $0.8 million of additional stock-based compensation expense as a result of severance related restricted stock units becoming fully vested during the year ended December 31, 2016.
(c)	Transaction expenses for the six months ended June 30, 2017 represent acquisition costs related to the Isle Acquisition. Transaction expenses for the six months ended June 30, 2016 represent acquisition costs related to the Reno Acquisition and includes a credit of $2.0 thousand related to S-1 offering costs. Transaction expenses represent acquisition costs related to the MTR Merger and Reno Acquisition and also include a credit of $2.0 thousand for the year ended December 31, 2016 and an expense of $0.6 million for the year ended December 31, 2015 related to S-1 offering costs.
(d)	Other is comprised of (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliate and other regulatory gaming assessments, including the item listed in footnote (c) above.
(7)	Excludes the operating data of the Silver Legacy, Circus Reno and Tamarack prior to the Reno Acquisition Date for each period presented.
(8)	As of the end of each period presented. Total table games does not include poker games, and total slot machines includes VLTs.
(9)	For each period presented.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges is computed by dividing earnings and distributions from unconsolidated affiliates by fixed charges. For this purpose, earnings consist of net income from continuing operations before income taxes and (income) loss from unconsolidated affiliates and non-controlling interests, plus fixed charges, less capitalized interest and less net income attributable to noncontrolling interest. Fixed charges consist of interest expense and capitalized interest.

	Year ended December 31,					Six months ended June 30,
(dollars in thousands)	2012	2013	2014	2015	2016	2016	2017
Ratio of earnings to fixed charges	1.6x	2.1x	—	1.7x	1.7x	1.9x	—
Deficiency in earnings to cover fixed charges	—	—	14,544	—	—	—	85,199

Summary historical consolidated financial information of Isle

The summary historical consolidated financial data presented below for the fiscal years ended April 23, 2017, April 24, 2016 and April 26, 2015 have been derived from Isle’s audited consolidated financial statements, which are incorporated by reference in this prospectus.

You should read the financial information presented below in conjunction with Isle’s consolidated financial statements and accompanying notes incorporated by reference in this prospectus.

	Year ended(1)
	April 23, 2017	April 24, 2016	April 26, 2015
	(dollars in thousands, except operating data)
Consolidated Statement of Operations Data:
Operating revenues:
Casino	$862,740	$869,727	$866,177
Rooms	21,468	20,881	21,761
Food, beverage, pari-mutuel and other	109,739	111,636	114,556

Gross revenues	993,947	1,002,244	1,002,494
Less promotional allowances	(170,365)	(170,508)	(179,656)

Net revenues	823,582	831,736	822,838
Operating expenses:
Casino	121,112	124,125	126,902
Gaming taxes	219,777	221,188	219,941
Rooms	5,449	5,349	5,231
Food, beverage, pari-mutuel and other	39,986	43,179	43,292
Marine and facilities	41,567	42,886	44,345
Marketing and administrative	178,054	183,262	186,689
Corporate and development	27,379	29,067	29,088
Valuation charges	—	—	9,000
Preopening expense	597	153	—
Transaction expense	4,596	—	—
Depreciation and amortization	68,647	69,461	65,141

Total Operating expenses	707,164	718,670	729,629

Operating income	$116,418	$113,066	$93,209
Interest expense	(66,572)	(68,025)	(84,116)
Interest income	311	308	369
Loss on early extinguishment of debt	(1,790)	(2,966)	(13,757)

Income (loss) from continuing operations before income taxes	48,367	42,383	(4,295)
Income tax benefit (provision)	7,794	(4,178)	(473)

	Year ended(1)
	April 23, 2017	April 24, 2016	April 26, 2015
	(dollars in thousands, except operating data)
Income (loss) from continuing operations	56,161	38,205	(4,768)
Income from discontinued operations, including loss on sale, net of income tax provision of $4,120, $0 and $638 for the fiscal years ended 2017, 2016 and 2015, respectively	7,861	7,999	9,945

Net income and Comprehensive income	$64,022	$46,204	$5,177

	Year ended
	April 23, 2017	April 24, 2016
Consolidated Balance Sheet Data:
Cash and cash equivalents	$55,739	$62,126
Total assets	1,169,452	1,194,224
Total debt	819,215	911,768
Stockholders’ equity	150,148	75,618

(1)	As a result of the previously announced definitive agreements to sell Isle’s Isle of Capri Casino Hotel Lake Charles and Lady Luck Casino Marquette, the results of Isle’s properties in Lake Charles, Louisiana and Marquette, Iowa are presented as discontinued operations. The sale of Isle of Capri Casino Hotel Lake Charles is expected to close in 2017; the sale of Lady Lucky Casino Marquette closed in March 2017. The results of Isle’s previously owned Natchez, Mississippi casino is also presented as discontinued operations.

RISK FACTORS

An investment in the New Notes involves a significant degree of risk, including the risks described herein. You should carefully consider the risk factors set forth below as well as the risk factors contained in “Part I, Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated herein by reference, “Part II, Item 1A. Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 incorporated herein by reference, the other information contained under “Disclosure regarding forward-looking statements” and elsewhere in this prospectus before investing in the New Notes. Any of the following risks, as well as other risks and uncertainties, could materially and adversely affect our business, financial condition or results of operations and thus cause the value of the Notes to decline. The risks and uncertainties described below are not the only risks facing our company. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment in the Notes.

Risks Related to the Notes and Our Substantial Indebtedness

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business

We have, and after giving effect to the issuance of the New Notes and the use of proceeds described in this prospectus, will continue to have, a substantial amount of debt, which requires significant principal and interest payments. As of June 30, 2017, after giving effect to the issuance of the New Notes and the use of proceeds described in this prospectus, we and our restricted subsidiaries had approximately $2.3 billion of total indebtedness outstanding, of which approximately $1.2 billion was secured, and $291.3 million of availability under our Revolving Credit Facility (after consideration of $8.7 million in outstanding letters of credit), all of which would be secured if borrowed.

This indebtedness may have important negative consequences for us, including:

•	limiting our ability to satisfy our obligations;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

•	placing us at a competitive disadvantage compared to competitors that have less debt;

•	increasing our vulnerability to, and limiting our ability to react to, changing market conditions, changes in our industry and economic downturns;

•	limiting our ability to obtain additional financing to fund working capital requirements, capital expenditures, debt service, general corporate or other obligations;

•	subjecting us to a number of restrictive covenants that, among other things, limit our ability to pay dividends and distributions, make acquisitions and dispositions, borrow additional funds, and make capital expenditures and other investments;

•	restricting our and our wholly-owned subsidiaries’ ability to make dividend payments and other payments;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a significant portion of these funds to make principal and/or interest payments on our outstanding debt;

•	exposing us to interest rate risk due to the variable interest rate on borrowings under the Credit Facility;

•	causing our failure to comply with the financial and restrictive covenants contained in our current or future indebtedness, which could cause a default under such indebtedness and which, if not cured or waived, could have a material adverse effect on us and could force us into bankruptcy or liquidation; and

•	affecting our ability to renew gaming and other licenses necessary to conduct our business.

Future interest expense will be significantly higher than historic interest expense as a result of higher levels of indebtedness incurred to consummate the Isle Acquisition. Our ability to make payments on our debt and potential to pay dividends on our common stock, which we have not historically done, will depend on our ability to generate cash in the future, which will depend on many factors beyond our control. We cannot assure you that:

•	our business will generate sufficient cash flow from operations to service and repay our debt, pay dividends on our common stock and fund working capital and planned capital expenditures;

•	future borrowings will be available under our credit facilities or any future credit facilities in an amount sufficient to enable us to repay our debt, pay dividends on our common stock and fund working capital and planned capital expenditures; or

•	we will be able to refinance any of our debt on commercially reasonable terms or at all.

If we cannot generate sufficient cash from our operations to meet our debt service obligations, we may need to reduce or delay capital expenditures, the development of our business generally and any acquisitions. If we become unable to meet our debt service and repayment obligations, we would be in default under the terms of our credit agreement, which would allow our lenders to declare all outstanding borrowings to be due and payable. If the amounts outstanding under our credit facilities were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed.

Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the Indenture, the indenture governing the 2023 Notes (the “2023 Notes Indenture”) and the Credit Facility will restrict, but will not completely prohibit, us from doing so. As of June 30, 2017, after giving effect to the issuance of the New Notes and the use of proceeds described in this prospectus, we had $291.3 million of undrawn availability under our Revolving Credit Facility (after consideration of $8.7 million in outstanding letters of credit), all of which would be secured if borrowed. In addition, the Indenture will allow us to issue additional Notes under certain circumstances which will also be guaranteed by the guarantors. The Indenture will also allow us to incur certain other additional secured and unsecured debt and does not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of the Notes.”

If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We are a holding company and will depend on our subsidiaries for dividends, distributions and repayment of our indebtedness, including the Notes

We are structured as a holding company, a legal entity separate and distinct from our subsidiaries. Our only significant asset is the capital stock or other equity interests of our operating subsidiaries. As a holding company, we conduct all of our business through our subsidiaries. Consequently, our principal source of cash flow, including cash flow to pay interest on the Notes and make payments on our other indebtedness, will be dividends and distributions from our subsidiaries. If our subsidiaries are unable to make dividend payments or distributions to us and sufficient cash or liquidity is not otherwise available, we may not be able to pay interest or principal on the Notes. Unless they are guarantors of the Notes, our subsidiaries will not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In addition, while the Indenture will limit the ability of our restricted subsidiaries to restrict the payment of dividends or make other intercompany payments to us, these limitations will be subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

The Notes and the note guarantees are unsecured obligations of ERI and the guarantors, respectively. As such, the Notes and the note guarantees are effectively subordinated to any of our or the guarantors’ existing and future secured debt, to the extent of the value of the collateral securing such indebtedness

Our obligations under the Notes and the guarantors’ obligations under the note guarantees are not secured by any of our or the guarantors’ assets. As a result, the Notes and the note guarantees are effectively subordinated to our and the guarantors’ existing and any future secured indebtedness, including indebtedness under the Credit Facility and any other secured indebtedness incurred in the future, to the extent of the value of the collateral securing such indebtedness, which includes substantially all of our assets that may be pledged as collateral pursuant to applicable gaming laws. As of June 30, 2017, after giving effect to the issuance of the New Notes and the use of proceeds described in this prospectus, we had $1.2 billion of secured indebtedness (including the obligations under the Credit Facility) and we would have had approximately $291.3 million of additional availability under our Revolving Credit Facility (after consideration of $8.7 million in outstanding letters of credit), all of which would be secured if borrowed. In addition, we may incur additional secured debt in the future. In the event of bankruptcy, insolvency, dissolution, liquidation or reorganization, or upon a default in payment on, or the acceleration of, any of our secured indebtedness, holders of our secured debt could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under the Indenture at such time and, as a result, such holders of our secured debt would be paid before holders of the Notes receive any amounts due under the Notes to the extent of the value of the collateral securing such indebtedness. In that event, holders of the Notes may not be able to recover any or all of the principal or interest due under the Notes and holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our or the guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

Furthermore, if the holders of our secured debt foreclose upon and sell the pledged equity interests in any guarantor, then that guarantor will be released from its note guarantee automatically and immediately upon such sale. In any such event, because the Notes are not be secured by any of our assets or the equity interests in the guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full.

The Notes are effectively structurally subordinated to all liabilities of our subsidiaries that are not guarantors of the Notes.

The Notes are structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to the Company or one of the guarantors). These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, absent a decision of the court, such as in the case of substantive consolidation, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

The non-guarantor subsidiaries accounted for approximately $7.6 million, or 1.4%, of ERI’s total net revenue, and approximately $0.2 million of operating income, in each case for the six months ended June 30, 2017. Excluding the effect of intercompany balances as well as intercompany transactions, the non-guarantor subsidiaries accounted for approximately $104.4 million, or 2.9%, of ERI’s total assets, and approximately $64.2 million, or 2.3%, of ERI’s total liabilities, in each case as of June 30, 2017.

The agreements governing our indebtedness impose significant operating and financial restrictions on us

The agreements governing our indebtedness, including the Credit Facility, the Indenture and the 2023 Notes Indenture, contain covenants that limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	allow to exist certain restrictions on the ability of our subsidiaries to pay dividends or make other payments to us.

All of these covenants may adversely affect our ability to finance our operations, meet or otherwise address our capital needs, pursue business opportunities, react to market conditions or otherwise restrict activities or business plans. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

We may not have sufficient cash flows from operating activities to service our indebtedness and meet our other cash needs and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash will be subject to general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. Our future cash flow, cash on hand or available borrowings may not be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the Notes), selling material assets or operations or seeking to raise additional debt or equity capital. These actions may not be effected on a timely basis or on satisfactory terms or at all, or these actions may not enable us to continue to satisfy our capital requirements. In addition, the Credit Facility, the Indenture, the 2023 Notes Indenture and any of our other existing or future debt agreements contain and will contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debts. See “Description of the Notes.”

If we cannot make scheduled payments on our debt, we will be in default, and as a result, holders of the Notes and certain of our other indebtedness could declare all outstanding principal and interest to be due and payable, the lenders under the Credit Facility could terminate their commitments to loan money and the lenders under such facility could foreclose against the assets securing the borrowings under such agreements and we could be forced into bankruptcy or liquidation, which, in each case, could result in your losing all or a portion of your investment in the Notes.

We may not be able to repurchase the Notes upon a change of control or pursuant to an asset sale offer

Upon a change of control, as defined under the Indenture, the holders of Notes will have the right to require us to offer to purchase all of the Notes then outstanding at a price equal to 101% of their principal amount plus accrued and unpaid interest to the repurchase date. In order to obtain sufficient funds to pay the purchase price of the outstanding Notes, we expect that we would have to refinance the Notes. We cannot assure you that we would be able to refinance the Notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding Notes or to purchase all validly tendered Notes would be an event of default under the Indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the Indenture.

In addition, in certain circumstances specified in the Indenture, we are required to commence an asset sale offer, as defined in the Indenture, pursuant to which we will be obligated to purchase the applicable Notes at a price equal to 100% of their principal amount plus accrued and unpaid interest. Our other debt may contain restrictions that would limit or prohibit us from completing any such asset sale offer. Our failure to purchase any such Notes when required under the Indenture is an event of default under the Indenture.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets

The definition of “change of control” in the Indenture includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all of our assets to another person may be uncertain.

If we default under the Credit Facility or the 2023 Notes, we may not be able to service our debt obligations

In the event of a default under the 2023 Notes, the credit agreement governing the Credit Facility or certain other indebtedness, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If such acceleration occurs, thereby permitting an acceleration of amounts outstanding under the Notes, we may not be able to repay the amounts due under the Notes and our other outstanding indebtedness. This could have serious consequences to the holders of the Notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent. If a default occurred under the credit facilities of one of our unrestricted subsidiaries, the subsidiary or subsidiaries party to such credit facility might have to take actions that could result in the diminution or elimination of our equity interest in such subsidiary.

Unrestricted subsidiaries will not be subject to the restrictive covenants in the Indenture

Only ERI and its restricted subsidiaries are subject to the restrictive covenants in the Indenture. None of the unrestricted subsidiaries are subject to the restrictive covenants in the Indenture. As a result, any such unrestricted subsidiaries will be able to engage in many of the activities that we and the guarantors will be prohibited or limited from doing under the terms of the Indenture. These actions could be detrimental to our ability to make payments of principal and interest under the Notes when due and to comply with our other obligations under the Notes and could reduce the amount of our assets that would be available to satisfy your claims should we default on the Notes.

Because each guarantor’s liability under its guarantees may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the guarantors

Holders of the Notes will have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors will be limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—The Notes or the note guarantees may not be enforceable because of fraudulent conveyance or fraudulent transfer laws and, as a result, you may be required to return payments received by you in respect of the Notes or the note guarantees.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under this section “—Risks Related to the Notes and Our Substantial Indebtedness.”

The Notes or the note guarantees may not be enforceable because of fraudulent conveyance or fraudulent transfer laws and, as a result, you may be required to return payments received by you in respect of the Notes or the note guarantees

The issuance of the Notes by the Company, or the incurrence of the note guarantees by the guarantors (including any future note guarantees) may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance or fraudulent transfer laws if a bankruptcy case or lawsuit is commenced by or on behalf of the Company or the guarantors or our or their unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time the Company issued the Notes or such guarantor incurred a guarantee of the Notes, the Company or such guarantor:

•	issued the Notes or incurred the guarantee of the Notes with the intent of hindering, delaying or defrauding current or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the Notes or incurring the note guarantee;

•	was insolvent or was rendered insolvent;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts and obligations beyond its ability to pay as such debts and obligations matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent conveyance or transfer statutes), then such court could avoid the Notes or the note guarantee of such guarantor or subordinate the amounts owing under the Notes or such note guarantee to the Company’s or such guarantor’s presently existing or future debt, or take other actions detrimental to you.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. Based on financial and other information, we believe that the Notes and the note guarantees have been incurred for proper purposes and in good faith and that we and each guarantor are solvent, have sufficient capital for carrying on our or its business and are able to pay our or its indebtedness as it matures. We cannot assure you, however, that a court reviewing these matters would agree with us. A legal challenge to the Notes or a note guarantee on fraudulent conveyance or fraudulent transfer grounds may focus on the benefits, if any, realized by us or the guarantors as a result of the issuance of the note guarantees. Specifically, a court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. Thus, it may be asserted (and a court may consequently determine) that the guarantors incurred their note guarantees for ERI’s benefit and did not themselves receive a direct or indirect benefit from the issuance of the Notes, such that they incurred the obligations under the note guarantees for less than reasonably equivalent value or fair consideration.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they became due.

In addition, any payment by the Company pursuant to the Notes or by a guarantor under a note guarantee made at a time the Company or such guarantor were found to be insolvent could be voided and required to be returned to the Company or such guarantor or to a fund for the benefit of the Company or such guarantor’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outsider party more than such party would have received in a distribution under the Bankruptcy Code in a hypothetical Chapter 7 case. In addition, any future guarantee in favor of the holders of the Notes might be avoidable by such guarantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future guarantee was insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the guarantee is an “insider” under the U.S. Bankruptcy Code), and the granting of the future guarantee enabled the Noteholders to receive more than they would if the guarantor were liquidated under Chapter 7 of the U.S. Bankruptcy Code, then such guarantee could be avoided as a preferential transfer. Guarantees granted after the issue date may be treated under bankruptcy law as if they were delivered to guarantee previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of the issuance of a guarantee, any such guarantee given to guarantee previously existing indebtedness is more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if any guarantor were to file for bankruptcy protection after the issue date of the Notes and the guarantees had been granted less than 90 days before the commencement of such bankruptcy proceeding, such guarantees of the Notes may be particularly subject to challenge as a result of having been delivered after the issue date. To the extent that such challenge succeeded, the holders of the Notes would lose the benefit of the guarantee that the collateral was intended to provide.

We cannot assure you as to what standard a court would apply in determining whether we or the guarantors were solvent at the relevant time or that a court would agree with our conclusions in this regard, or, regardless of the standard that a court uses, that it would not determine that the Company or a guarantor were indeed insolvent on that date; that any payments to the holders of the Notes (including under the note guarantees) did not constitute preferences, fraudulent transfers or conveyances on other grounds; or that the issuance of the Notes and the note guarantees would not be subordinated to the Company’s or any guarantor’s other debt.

If a note guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any reason, you will not have a claim against that obligor and will only be a creditor of ERI or any guarantor to the extent the obligation of ERI or such guarantor is not set aside or found to be unenforceable. Sufficient funds to repay the Notes may not be available from these other sources, including the remaining obligors, if any; accordingly, in the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes. You may also be required to return payments you have received with respect to such note guarantees.

Each note guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its note guarantee to be a fraudulent transfer. This provision may not be effective (as a legal matter or otherwise) to protect the note guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the note guarantee worthless. In a Florida bankruptcy court decision (which was subsequently reinstated by the United States Court of Appeals for the Eleventh Circuit on different grounds), this kind of provision was found to be ineffective to protect the guarantees.

Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the Notes or note guarantees to other claims against ERI or the guarantors, respectively, under the principle of equitable subordination if the court determines that (a) the holder of Notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Notes and (c) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

You may be required to sell your Notes if any gaming authority finds you unsuitable to hold them

Gaming authorities have the authority generally to require that any beneficial owner of our securities, including the Notes, file an application and be investigated for a finding of suitability. If a record or beneficial owner of a Note is required by any gaming authority to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such other time prescribed by such gaming authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable, such record or beneficial owner may be required pursuant to the terms of the Notes or law to dispose of the Notes. See “Description of the Notes—Gaming redemption.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. Terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this report. Other factors beyond those listed below could also adversely affect us. Such risks, uncertainties and other important factors include, but are not limited to:

•	our substantial indebtedness and significant financial commitments could adversely affect our results of operations and our ability to service such obligations;

•	restrictions and limitations in agreements governing our debt could significantly affect our ability to operate our business and our liquidity;

•	our facilities operate in very competitive environments and we face increasing competition;

•	the ability to successfully integrate ERI’s and Isle’s operations, technologies and employees;

•	the ability to realize growth opportunities and cost synergies from the Isle Acquisition, and any future acquisitions, in a timely manner or at all;

•	our operations are particularly sensitive to reductions in discretionary consumer spending and are affected by changes in general economic and market conditions;

•	our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations;

•	changes in gaming taxes and fees in jurisdictions in which we operate;

•	risks relating to pending claims or future claims that may be brought against us;

•	changes in interest rates and capital and credit markets;

•	our ability to comply with certain covenants in our debt documents;

•	the effect of disruptions to our information technology and other systems and infrastructure;

•	construction factors relating to maintenance and expansion of operations;

•	our ability to attract and retain customers;

•	weather or road conditions limiting access to our properties;

•	the effect of war, terrorist activity, natural disasters and other catastrophic events;

•	the intense competition to attract and retain management and key employees in the gaming industry; and

•	the other factors described in or incorporated by reference into “Risk Factors” in this prospectus.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated by reference herein might not occur. Forward-looking statements speak only as of the date they are made, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after payment of the underwriters’ discounts and estimated offering expenses payable by us, will be approximately $        million.

We intend to use the net proceeds from this offering to repay all of our outstanding borrowings under our Revolving Credit Facility, which borrowings were approximately $78 million as of September 8, 2017, and to use the remainder to repay outstanding borrowings under our Term Loan Facility and related accrued interest. Affiliates of certain of the underwriters may be lenders under our credit facility. See “Underwriting (Conflicts of Interest).”

The interest rate per annum applicable to loans under our Revolving Credit Facility are, at our option, either (i) LIBOR plus a margin ranging from 1.75% to 2.50% or (ii) a base rate plus a margin ranging from 0.75% to 1.50%, which margin is based on our total leverage ratio. As of June 30, 2017, the weighted average interest rate on the Revolving Credit Facility was 3.75%. Our Revolving Credit Facility matures on April 17, 2022.

The interest rate per annum applicable to our Term Loan Facility is, at our option, either (i) LIBOR plus 2.25%, or (ii) a base rate plus 1.25%, and as of June 30, 2017, was 3.375%. Our Term Loan Facility matures on April 17, 2024.

Affiliates of certain of the underwriters who are lenders under our Revolving Credit Facility will receive at least five percent of the net proceeds of this offering as a result of our temporary repayment of borrowing under the unsecured revolving credit facility. Therefore, this offering is being made in compliance with FINRA Rule 5121, and SunTrust Robinson Humphrey, Inc. has agreed to act as the qualified independent underwriter for this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth cash and cash equivalents and consolidated capitalization of ERI as of the dates set forth below (x) on an actual basis and (y) on an as adjusted basis giving effect to the issuance of the New Notes (and assuming net proceeds of $344.75 million therefrom) and the use of proceeds described in this prospectus. The information in this table should be read in conjunction with “Selected historical consolidated financial information,” as well as the consolidated financial statements and related notes incorporated by reference herein.

	As of June 30, 2017
(dollars in thousands)	Actual	As Adjusted(4)
Cash and cash equivalents including restricted cash(1)	$126,190	$126,190

Debt(2):
2023 Notes	375,000	375,000
Initial Notes	375,000	375,000
Notes offered hereby	—	350,000
Term Loan Facility	1,446,375	1,191,625
Revolving Credit Facility(3)	90,000	—
Other Long-term Debt	4,171	4,171

Total debt	2,290,546	2,295,796
Total stockholders’ equity	824,924	824,924

Total capitalization	$3,115,470	$3,120,720

(1)	Includes $22.6 million of restricted cash.
(2)	Debt amounts reflect the principal amount of indebtedness and do not include unamortized debt discounts recorded in accordance with GAAP, and accordingly, will not agree to the amounts reported on our condensed consolidated balance sheet.
(3)	As of June 30, 2017, we had approximately $201.3 million, or $291.3 million as adjusted after giving effecting to the issuance of the New Notes and the use of proceeds described in this prospectus, of additional availability under our Revolving Credit Facility (after consideration of $8.7 million in outstanding letters of credit), all of which would be secured if borrowed.
(4)	As of September 8, 2017, the outstanding borrowings under our Revolving Credit Facility were approximately $78 million. Because the proceeds of the New Notes will be used to repay all outstanding borrowings under our Revolving Credit Facility, with the remainder used to repay outstanding borrowings under our Term Loan Facility, the amounts applied to repay our Revolving Credit Facility and Term Loan Facility, respectively, may differ from the amounts reflected in this table based on the amount of outstanding borrowings under the Revolving Credit Facility on the settlement date of the New Notes.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statement of operations based upon the combined audited and unaudited historical financial statements of Eldorado Resorts, Inc. (“ERI” or the “Company”) and Isle of Capri Casinos, Inc., a Delaware corporation (“Isle”), after giving effect to the Isle Merger and the Isle Property Dispositions (each as defined below, and together, the “Combined Transactions”), and the adjustments described in the accompanying notes. The unaudited pro forma adjustments reflecting the Combined Transactions have been prepared using the acquisition method of accounting in accordance with ASC Topic No. 805, Business Combinations, and reflect the preliminary estimate of fair value of assets acquired and liabilities assumed, using the assumptions set forth in the unaudited pro forma condensed combined financial information. An unaudited pro forma condensed combined balance sheet is not presented in this prospectus because ERI has already reflected the Isle Merger in the consolidated balance sheet as of June 30, 2017, which was included in its unaudited consolidated financial statements as of and for the six months ended June 30, 2017, and which is separately incorporated by reference into this prospectus. In addition, the unaudited pro forma condensed combined statement of operations for the twelve month ended December 31, 2016 is not presented in this filing and is separately incorporated by reference into this prospectus.

The ERI-Isle Merger

On May 1, 2017, ERI completed its acquisition of Isle pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2016, among, Eagle I Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of ERI, and Eagle II Acquisition Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of ERI (the “Isle Acquisition” or the “Isle Merger”). As a result of the Isle Merger, Isle became a wholly-owned subsidiary of ERI and, at the effective time of the Isle Merger (the “Effective Time”), each outstanding share of Isle common stock converted into the right to receive $23.00 in cash or 1.638 shares of ERI common stock, at the election of the applicable Isle shareholder and subject to the proration and allocation procedures described in the Merger Agreement, such that the outstanding shares of Isle common stock were exchanged for aggregate consideration comprised of 58% cash, or $552.0 million, and 42% ERI common stock, or 28.5 million newly issued shares of ERI common stock. The transaction carried a purchase price of $1.93 billion. See Note 2 to the unaudited pro forma condensed combined statement of operations for additional information on the purchase consideration.

In connection with the Isle Acquisition, ERI completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300 million and (b) $375 million of senior unsecured notes. The proceeds of such borrowings were used (w) to pay the cash consideration in the Isle Merger, (x) refinance all of Isle’s then-outstanding credit facilities and senior and senior subordinated notes, (y) refinance ERI’s then-existing credit facility and (z) pay transaction fees and expenses related to the foregoing.

ERI’s historical financial and operating data for the six months ended June 30, 2017 is derived from its unaudited consolidated financial statements for the six months ended June 30, 2017. Isle’s historical financial and operating data for the six months ended June 30, 2017 includes the historical and operating data for Isle for the fiscal four months ended April 23, 2017. The historical and operating data for Isle subsequent to the acquisition has been reflected in ERI’s consolidated financial statements for the six months ended June 30, 2017. The historical financial and operating data for Isle for the fiscal four months ended April 23, 2017 is derived by subtracting Isle’s unaudited condensed consolidated statement of operations for the nine month period ended January 22, 2017 from Isle’s consolidated statement of operations for the year ended April 23, 2017, and adding Isle’s unaudited condensed consolidated statement of operations for the fiscal one month period ended January 22, 2017.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The separate historical consolidated financial statements of ERI as of and for the year ended December 31, 2016 incorporated by reference in this prospectus;

•	The separate historical unaudited condensed consolidated financial statements of ERI as of and for the six months ended June 30, 2017 incorporated by reference in this prospectus;

•	The separate historical consolidated financial statements of Isle as of and for the year ended April 23, 2017 incorporated by reference in this prospectus;

•	The separate historical unaudited condensed consolidated financial statements of Isle as of and for the nine months ended January 22, 2017 incorporated by reference in this prospectus;

•	The selected unaudited pro forma condensed combined financial data for the year ended December 31, 2016 incorporated by reference in this prospectus; and

•	Other information contained or incorporated by reference in this prospectus.

The Isle property dispositions

On August 22, 2016, Isle entered into a definitive agreement to sell Isle of Capri Casino Hotel Lake Charles for approximately $134.5 million subject to a customary purchase price adjustment, to an affiliate of Laguna Development Corporation, a Pueblo of Laguna-owned business based in Albuquerque, New Mexico. The transaction is expected to be completed in 2017, subject to Louisiana Gaming Board approval and other customary closing conditions.

On March 13, 2017, Isle completed the sale of Lady Luck Casino Marquette to CQ Holdings, Inc. (“CQ”), based in Swansea, Illinois. Under the terms of the definitive agreement, which was entered into on October 13, 2016, CQ purchased Lady Luck Casino Marquette for cash consideration of $40.0 million, including a customary working capital adjustment of $0.5 million.

The sale of Isle of Capri Hotel Lake Charles and Lady Luck Casino Marquette (together, the “Isle Property Dispositions”) both qualify for discontinued operations treatment under generally accepted accounting principles. Accordingly, the results of Isle of Capri Casino Hotel Lake Charles and Lady Luck Casino Marquette have been excluded from income from continuing operations in the unaudited pro forma condensed combined financial information presented herein.

Basis for historical information

The Unaudited Pro Forma Income Statement has been prepared by management for illustrative purposes only and does not purport to represent what the results of operations of ERI would have been if the Combined Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Combined Transactions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of ERI. As such, the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 does not reflect non-recurring charges that will be incurred in connection with the Combined Transactions. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 also does not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Combined Transactions nor does it include any costs associated with severance, exit or disposal of businesses or assets, restructuring or integration activities resulting from the Combined Transactions, as they are currently not entirely known, and, to the extent they arise, they are expected to be non-recurring and will not have been incurred at the closing date of the Combined Transactions. However, such costs could affect the combined company following the Combined Transactions in the period the costs are incurred. Further, the Unaudited Pro Forma Income Statement does not reflect the effect of any regulatory actions that may impact the results of the combined company following the Combined Transactions.

Unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017

(Dollars in thousands, except share and per share data)

	Historical
	Six Months Ended June 30, 2017	Period from December 26, 2016 to April 23, 2017				Six Months Ended June 30, 2017
	Eldorado Resorts Inc.	Isle of Capri Casinos Inc.	Reclassification Adjustments (Note 4)	Pro Forma Adjustments		Pro Forma Combined
REVENUES:
Casino	$460,966	$300,816	$(25,159)	$—		$736,623
Pari-mutuel commissions	4,784	—	4,468	—		9,252
Food and beverage	75,951	—	31,529	—		107,480
Hotel	46,937	6,793	—	—		53,730
Other	20,145	—	4,289	—		24,434
Food, beverage, pari-mutuel and other	—	40,286	(40,286)	—		—

	608,783	347,895	(25,159)	—		931,519
Less-promotional allowances	(52,678)	(56,876)	25,159	—		(84,395)

Net operating revenues	556,105	291,019	—	—		847,124

EXPENSES:
Casino	242,870	40,515	83,922	—		367,307
Pari-mutuel commissions	6,081	—	3,518	—		9,599
Food and beverage	40,255	—	9,580	—		49,835
Hotel	14,629	1,704	—	—		16,333
Other	10,923	—	14,972	—		25,895
Food, beverage, pari-mutuel and other	—	14,604	(14,604)	—		—
Marketing and promotions	30,214	57,651	(40,615)	—		47,250
General and administrative	87,154	—	34,116	(79	)(3)	121,191
Corporate	14,016	12,593	—	(1,603	)(3)	25,006
Gaming taxes	—	77,176	(77,176)	—		—
Marine and facilities	—	13,713	(13,713)	—		—
Preopening expense	—	—	—	—		—
Transaction expense	—	745	(745)	—		—
Depreciation and amortization	40,513	22,661	—	1,088	(1)	66,277
				2,015	(2)

Total operating expenses	486,655	241,362	(745)	1,421		728,693
LOSS ON SALE OR DISPOSAL OF PROPERTY	(57)	—	—	—		(57)
ACQUISITION CHARGES	(87,078)	—	(745)	87,823	(6)	—

EQUITY IN LOSS OF UNCONSOLIDATED AFFILIATES	(282)	—	—	—		(282)

OPERATING (LOSS) INCOME	(17,967)	49,657	—	86,402		118,092

	Historical
	Six Months Ended June 30, 2017	Period from December 26, 2016 to April 23, 2017				Six Months Ended June 30, 2017
	Eldorado Resorts Inc.	Isle of Capri Casinos Inc.	Reclassification Adjustments (Note 4)	Pro Forma Adjustments		Pro Forma Combined
OTHER (EXPENSE) INCOME:
Interest expense, net	$(40,197)	$—	$(21,549)	$(11,540	)(4)	$(73,286)
Interest expense	—	(21,653)	21,653	—		—
Interest income	—	104	(104)	—		—
Loss on early retirement of debt, net	(27,317)	(1,790)	—	27,317	(7)	(1,790)

Total other expense	(67,514)	(23,339)	—	15,777		(75,076)

NET (LOSS) INCOME BEFORE INCOME TAXES	(85,481)	26,318	—	102,179		43,016
BENEFIT (PROVISION) FOR INCOME TAXES	39,219	(8,467)	—	(40,873	)(5)	(10,121)

NET (LOSS) INCOME FROM CONTINUING OPERATIONS	$(46,262)	$17,851	$—	$61,306		$32,895

Net (Loss) Income per share of Common Stock:
Basic	$(0.79)					$0.44	(8)
Diluted	$(0.79)					$0.42	(8)
Weighted Average Basic Shares Outstanding	57,405,834					75,588,933	(8)
Weighted Average Diluted Shares Outstanding	58,339,438					78,416,496	(8)

Note 1—Basis of presentation

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

(1)	ERI-Isle Merger; and

(2)	Isle Property Dispositions.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the Combined Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the operating results of the combined company. The historical information of ERI and Isle is presented in accordance with accounting principles generally accepted in the United States of America.

The unaudited pro forma condensed combined statement of operations (the “Unaudited Pro Forma Income Statement”) for the six months ended June 30, 2017 gives effect to the ERI-Isle Merger and the Isle Property Dispositions as if they had occurred on January 1, 2016 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations.

ERI’s historical financial and operating data for the six months ended June 30, 2017 is derived from its unaudited consolidated financial statements for the six months ended June 30, 2017. Isle’s historical financial and operating data for the six months ended June 30, 2017 includes the historical and operating data for Isle for the fiscal four months ended April 23, 2017. The historical and operating data for Isle subsequent to the acquisition has been reflected in ERI’s consolidated financial statements for the six months ended June 30, 2017. The historical financial and operating data for Isle for the fiscal four months ended April 23, 2017 is derived by subtracting Isle’s unaudited condensed consolidated statement of operations for the nine month period ended January 22, 2017 from Isle’s consolidated statement of operations for the year ended April 23, 2017, and adding Isle’s unaudited condensed consolidated statement of operations for the fiscal one month period ended January 22, 2017.

Note that certain reclassifications have been made to the historical financial statements of ERI and Isle to align their presentation in the Unaudited Pro Forma Income Statement.

The Unaudited Pro Forma Income Statement has been prepared using the acquisition method of accounting in accordance with ASC Topic No. 805, Business Combinations, with ERI treated as the accounting acquirer of the ERI-Isle Merger, and reflect the preliminary fair values of the assets acquired and liabilities assumed, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. An unaudited pro forma condensed combined balance sheet is not presented in this prospectus because ERI has already reflected the Isle Merger in the consolidated balance sheet as of June 30, 2017, which was included in its unaudited consolidated financial statements as of and for the six months ended June 30, 2017, and which is separately incorporated by reference in this prospectus.

Description of ERI-Isle Merger

On May 1, 2017, ERI completed the Isle Acquisition pursuant to the Merger Agreement. As a result, Isle became a wholly-owned subsidiary of ERI and, at the Effective Time, each outstanding share of Isle common stock converted into the right to receive $23.00 in cash or 1.638 shares of ERI common stock (the “Stock Consideration”), at the election of the applicable Isle shareholder and subject to the proration and allocation procedures described in the Merger Agreement, such that the outstanding shares of Isle common stock were exchanged for aggregate consideration comprised of 58% cash, or $552.0 million, and 42% ERI common stock, or 28.5 million newly issued shares of ERI common stock. The transaction carried a purchase price of $1.93 billion.

Pursuant to the Merger Agreement, the outstanding equity awards of Isle were converted into comparable equity awards of ERI stock as follows:

Isle stock options. Each option or other right to acquire Isle common stock Time (each an “Isle Stock Option”) that was outstanding immediately prior to the Effective Time (whether vested or unvested), as of the Effective Time, (i) continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle Stock Option was granted and, if applicable, any other relevant agreements (such as an employment agreement), (ii) ceased to represent an option or right to acquire shares of Isle common stock, and (iii) was converted into an option or right to purchase that number of shares ERI common stock equal to the number of shares of Isle common stock subject to the Isle Stock Option multiplied by the Stock Consideration at an exercise price equal to the exercise price of the Isle Stock Option divided by the Stock Consideration, subject to the same restrictions and other terms as are set forth in the Isle equity incentive plan, the award agreement pursuant to which such Isle Stock Option was granted and, if applicable, any other relevant agreements (such as an employment agreement).

Isle restricted stock awards. Each share of Isle common stock subject to vesting, repurchase or lapse restrictions (each an “Isle Restricted Share”) that was outstanding under any Isle equity plan or otherwise immediately prior to the Effective Time, as of the Effective Time, continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle Restricted Share was granted, and, if applicable, any other relevant agreements (such as an employment agreement) and was exchanged for shares of ERI common stock (in an amount equal to the Stock Consideration, with aggregated fractional shares rounded to the nearest whole share) and remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle Restricted Share was granted, and, if applicable, any other relevant agreements (such as an employment agreement).

Isle performance stock units. Each performance stock unit (each, an “Isle PSU”) that was outstanding immediately prior to the Effective Time, as of the Effective Time, (i) continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle PSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement), (ii) was converted into a number of performance stock units in respect of shares of ERI common stock, in an amount equal to the Stock Consideration (with aggregated fractional shares rounded to the nearest whole share) at the target level of performance, and (iii) remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle PSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement).

Isle restricted stock units. Each restricted stock unit, deferred stock unit or phantom unit in respect of a share of Isle common stock granted under the applicable Isle stock plan or otherwise, including any such units held in participant accounts under any employee benefit or compensation plan or arrangement of Isle, other than an Isle PSU (each an “Isle RSU”) that was outstanding immediately prior to the Effective Time, as of the Effective Time, (i) continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle RSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement or applicable employee benefit plan), (ii) was converted into a number of restricted stock units, deferred stock units or phantom units, as applicable, in respect of shares of ERI common stock, in an amount equal to the Stock Consideration (with aggregated fractional shares rounded to the nearest whole share), and (iii) remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle RSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement or applicable employee benefit plan).

Financing agreement

In connection with the Isle Acquisition, ERI completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300 million and (b) $375 million of senior unsecured notes. The proceeds of such borrowings were used (w) to pay the cash consideration in the Isle Merger, (x) refinance all of Isle’s then-outstanding credit facilities and senior and senior subordinated notes, (y) refinance ERI’s then-existing credit facility and (z) pay transaction fees and expenses. See Note 5 below for additional information related to the financing agreements.

Note 2—Calculation of purchase consideration

The total purchase consideration for the purpose of this pro forma financial information is $1.93 billion. The purchase consideration in the ERI-Isle Merger was determined with reference to the fair value on the date ERI, Isle, Merger Sub A and Escrow Issuer entered into the Merger Agreement.

Purchase price calculation
Purchase consideration calculation (dollars in thousands, except shares and stock price)	Shares	Per share
Cash for outstanding Isle common stock(1)			$552,050
Shares of ERI’s common stock for outstanding Isle’s common stock(2)	28,468,182	$19.12	544,312
Cash paid by ERI to retire Isle’s long term debt			828,000
Shares of ERI’s common stock for Isle equity awards(3)			10,383

Purchase consideration			$1,934,745

The fair value of consideration given and thus the purchase price was determined based upon the $19.12 per share closing price of ERI common stock on April 28, 2017.

(1)	The cash component of the consideration represents 58% of the aggregate consideration paid by ERI. Pursuant to the Merger Agreement, Isle stockholders could elect to exchange each share of Isle common stock for either $23.00 in cash or 1.638 shares of ERI common stock, subject to proration such that the outstanding shares of Isle common stock would be exchanged for aggregate consideration comprised of 58% cash and 42% ERI common stock. See discussion of Stock Consideration component in note (2) below.
(2)	The Stock Consideration represents 42% of the aggregate consideration paid by ERI. Pursuant to the Merger Agreement, 58% of the aggregate consideration paid by ERI was to be paid in cash, as described in note (1) above. The remaining 42% of the aggregate consideration was to be paid in shares of ERI common stock. The total Stock Consideration and per share consideration above were based on ERI stock price on April 28, 2017 ($19.12 per share).
(3)	Consideration paid for replacement of Isle’s outstanding equity awards. As discussed in Note 1, Isle’s outstanding equity awards were replaced by ERI equity awards with similar terms. A portion of the fair value of ERI awards issued represents consideration transferred, while a portion represents compensation expense based on the vesting terms of the equity awards.

Preliminary purchase price accounting

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Isle are recorded at the acquisition date fair values and added to those of ERI. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of May 1, 2017 and have been prepared to illustrate the estimated effect of the ERI-Isle Merger. The accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price accounting is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table summarizes the preliminary accounting of the purchase consideration to the identifiable assets acquired and liabilities assumed of Isle, with the excess recorded as goodwill (dollars in thousands):

Current and other assets	$134,143
Property and equipment	853,331
Goodwill	679,657
Intangible assets(i)	470,811
Other noncurrent assets	11,025
Assets held for sale	143,592

Total assets	2,292,559

Current liabilities	(138,475)
Deferred income taxes(ii)	(187,127)
Other noncurrent liabilities	(26,763)
Liabilities related to assets held for sale	(5,449)

Total liabilities	(357,814)

Net assets acquired	$1,934,745

(i)	Intangible assets consist of gaming licenses, trade names, and player relationships.
(ii)	Deferred tax liabilities were derived based on fair value adjustments for property and equipment and identified intangibles.

Note 3—Unaudited pro forma financial statements transaction adjustments

(1)	Adjustments to depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the period presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight-line basis, the fair value assigned to Isle’s property and equipment by the estimated remaining useful lives assigned to the assets. The following table illustrates the pro forma adjustments to depreciation expense (dollars in thousands):

Six months ended June 30, 2017
To eliminate historical depreciation related to PP&E	$(22,383)
To record new depreciation expense related to the fair value adjustments to PP&E	23,471

Total adjustments to depreciation of PP&E	$1,088

(2)	Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the period presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates the pro forma adjustments to amortization expense (dollars in thousands):

Six months ended June 30, 2017
To eliminate historical amortization related to intangible assets	$(279)
To record new amortization expense related to the fair value adjustments to intangible assets	2,294

Total adjustments to amortization of intangible assets	$2,015

(3)	Represents the difference between Isle’s historical stock-based compensation expense and the estimated stock-based compensation expense related to replacement awards issued to continuing employees as part of the Merger Agreement. Under the terms of the Merger Agreement, Isle Stock Options, Isle Restricted Shares, Isle PSUs, and Isle RSUs will be replaced and converted into equity awards in respect of shares of ERI’s common stock. As discussed in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, a portion of the fair value of ERI awards issued represent compensation expense.

(4)	The following table illustrates the pro forma adjustments to interest expense for the six months ended June 30, 2017 (dollars in thousands):

Six months ended June 30, 2017
Interest expense on debt commitment financing	$(40,776)
Reversal of Isle’s historical net interest expense and amortization of deferred financing cost	21,549
Reversal of ERI’s interest expense	7,687

Total adjustments to interest expense, net	$(11,540)

(5)

Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price accounting, primarily resulting from the acquisition date value of PP&E and intangibles. Deferred taxes were established based on a statutory tax rate of 40%, based on jurisdictions where income has historically been generated. This estimate of deferred tax is preliminary and is subject to change based on ERI’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(6)	Reflects the elimination of transaction costs incurred by ERI and Isle for the ERI-Isle Merger during the six months ended June 30, 2017.

Six months ended June 30, 2017
To eliminate ERI’s incurred transaction costs related to the ERI-Isle Merger	$87,078
To eliminate Isle’s incurred transaction costs related to the ERI-Isle Merger	745

Total adjustments to Acquisition charges	$87,823

(7)	Represents the loss of $27.3 million related to the extinguishment of Isle’s debt and the payment of interest and call premiums in conjunction with the debt financing transaction. These losses are excluded from the Pro Forma Income Statement since these losses do not have a continuing impact on the combined result of ERI.

(8)	Represents the net (loss) income per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of ERI common stock and ERI replacement awards in the Combined Transactions, as described in Note 1, assuming the shares were outstanding for the six months ended June 30, 2017.

Pro forma basic weighted average shares (shares in thousands)	Six months ended June 30, 2017
Historical ERI weighted average shares outstanding	47,121
Issuance of shares to Isle common stock shareholders	28,468

Pro forma weighted average shares (basic)	75,589

Pro forma diluted weighted average shares (shares in thousands)	Six months ended June 30, 2017
Historical ERI weighted average shares outstanding	48,081
Issuance of shares to Isle common stock shareholders	28,468
Issuance of ERI replacement award to Isle equity award holders	1,868

Pro forma weighted average shares (diluted)	78,417

Note 4—Unaudited pro forma financial statement reclassification adjustments

Certain reclassifications have been recorded to the historical financial statements of Isle to provide comparability and consistency for the post-combined company presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the two companies. These included presenting pari-mutuel commissions revenues, food and beverage revenues, and other revenue as separate line items. Additionally, slot free-play was reclassified from promotional allowances to casino revenue.

Reclassifications were also made between expense line items, such as casino, gaming taxes and other costs, as well as marketing and promotions and general and administrative. Marine and facilities expenses were reclassified to general and administrative and other expenses, and gaming taxes were reclassified to casino expenses. Certain reclassifications were required to remain consistent with the changes made within revenue reclassifications.

The reclassifications reflect the presentation of the post- combination company’s financial statements and are subject to change.

Note 5—Financing agreements

In connection with the Isle Acquisition, ERI completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300 million and (b) $375 million of senior unsecured notes. The proceeds of such borrowings were used (w) to pay the cash consideration in the Isle Merger, (x) refinance all of Isle’s then-outstanding credit facilities and senior and senior subordinated notes, (y) refinance the ERI’s then-existing credit facility and (z) pay transaction fees and expenses related to the foregoing.

6% Senior Notes

On March 29, 2017, Eagle II Acquisition Company LLC (“Eagle II”), a wholly-owned subsidiary of the Company, issued $375.0 million aggregate principal amount of 6% Senior Notes due 2025 (the “6% Senior Notes”) pursuant to an indenture, dated as of March 29, 2017 (the “New Indenture”), between Eagle II and U.S. Bank, National Association, as Trustee. The 6% Senior Notes will mature on April 1, 2025, with interest payable semi-annually in arrears on April 1 and October 1, commencing October 1, 2017. The proceeds of the offering were placed in escrow pending satisfaction of certain conditions, including consummation of the Isle Acquisition. In connection with the consummation of the Isle Acquisition on May 1, 2017, the escrowed funds were released and ERI assumed Eagle II’s obligations under the 6% Senior Notes and the New Indenture and certain of ERI’s subsidiaries (including Isle and certain of its subsidiaries) executed guarantees of ERI’s obligations under the 6% Senior Notes.

New Credit Facility

On April 17, 2017, Eagle II entered a new Credit Agreement by and among Eagle II, as initial borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto dated as of April 17, 2017 (the “New Credit Facility”), consisting of a $1.45 billion term loan facility (the “New Term Loan Facility”) and a $300.0 million revolving credit facility (the “New Revolving Credit Facility”), which was undrawn at closing. The interest rate per annum applicable to loans under the New Revolving Credit Facility are, at the Company’s option, either (i) LIBOR plus a margin ranging from 1.75% to 2.50% or (ii) a base rate plus a margin ranging from 0.75% to 1.50%, which margin will be based on the Company’s total leverage ratio. The interest rate per annum applicable to the loans under the New Term Loan Facility will be, at the Company’s option, either (i) LIBOR plus 2.25%, or (ii) a base rate plus 1.25%; provided, however, that in no event will LIBOR be less than zero or the base rate be less than 1.00% over the term of the New Term Loan Facility or the New Revolving Credit Facility. Additionally, we will be subject to fees on the unused portion of the New Revolving Credit Facility. The proceeds of the New Term Loan Facility were placed in escrow pending satisfaction of certain conditions, including consummation of the Isle Acquisition. In connection with the consummation of the Isle Acquisition on May 1, 2017, the escrowed funds were released and ERI assumed Eagle II’s obligations under the New Credit Facility and certain of ERI’s subsidiaries (including Isle and certain of its subsidiaries) executed guarantees of ERI’s obligations under the New Credit Facility.

In accordance with ASC Topic 470-50, “Debt Modifications and Extinguishments” (“ASC 470-50”), a portion of the debt financing transaction has been presented as a modification under ASC 470-50 in the accompanying Unaudited Pro Forma Income Statement.

A sensitivity analysis on interest expense for the six months ended June 30, 2017 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the debt financing.

The following table shows the change in interest expense for the debt financing (dollars in thousands):

Interest expense assuming	Six months ended June 30, 2017
Increase of 0.125%	$41,974
Decrease of 0.125%	39,578

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” In this description, the words “we,” “us,” “our” or “Issuer” refer only to Eldorado Resorts, Inc. and not to any of its Subsidiaries.

We will issue the New Notes under the Indenture. The New Notes will form part of a single class of securities together with the Initial Notes for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the New Notes are identical in all material respects to the Initial Notes. The New Notes will have the same CUSIP number as the Initial Notes and will trade interchangeably with the Initial Notes immediately upon settlement.

The following description is a summary of the material provisions of the Indenture. It does not restate such agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the New Notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief description of the Notes and the Note Guarantees

The Notes

•	are general senior unsecured obligations of the Issuer;

•	rank pari passu in right of payment with all of our existing and future senior Indebtedness, including the Existing ERI Notes;

•	rank senior in right of payment to any existing and future subordinated Indebtedness of the Issuer;

•	are effectively subordinated in right of payment to all of our existing and future secured Indebtedness, including the ERI Credit Facility, to the extent of the value of the assets securing such Indebtedness; and

•	are unconditionally guaranteed by the Guarantors.

The Note Guarantees

The Notes are jointly and severally guaranteed by the Guarantors. The Note Guarantees:

•	are general senior unsecured obligations of the applicable Guarantor;

•	rank pari passu in right of payment to all of the applicable Guarantor’s existing and future senior Indebtedness, including the applicable Guarantor’s guarantees of the Existing ERI Notes;

•	rank senior in right of payment to any existing and future subordinated Indebtedness of the applicable Guarantor;

•	are effectively subordinated to all secured Indebtedness of each Guarantor, including the applicable Guarantor’s guarantees under the ERI Credit Facility, to the extent of the value of the assets securing such Indebtedness; and

•	are structurally subordinated to all liabilities of any Subsidiary of a Guarantor that is not a Guarantor.

The Existing ERI Notes Indenture, the Indenture and the ERI Credit Facility permit us and the Guarantors to incur additional indebtedness, including secured indebtedness. The Notes and the Note Guarantees are effectively subordinated to our obligations and the obligations of the Guarantors under the ERI Credit Facility and any future secured indebtedness that we or the Guarantors incur, to the extent of the value of the collateral securing the ERI Credit Facility or such other indebtedness. See “Risk Factors—Risks Related to the Notes and Our Substantial Indebtedness—Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness.”

Under the circumstances described below under the caption “—Certain covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of the Restricted Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries and subsidiaries or other entities owned by our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes.

Principal, maturity and interest

The New Notes will be issued in the aggregate principal amount of $350.0 million. The Company previously issued $375.0 million aggregate principal amount of Initial Notes. Upon issuance of the New Notes, the outstanding aggregate principal amount of the Notes will be $725.0 million. The Issuer may issue additional Notes (“Additional Notes”) under the Indenture from time to time after this offering. Any issuance of Additional Notes is subject to compliance with all of the covenants in the Indenture, including the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.” The Notes, including the New Notes offered hereby, and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Notes, including the New Notes offered hereby, and any Additional Notes will be substantially identical with respect to redemption and matters requiring approval of the holders of the Notes and will benefit on a pari passu basis from the Note Guarantees. The Issuer will issue Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on April 1, 2025. Interest on the Notes will accrue at the rate of 6.000% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2017. Interest on overdue principal and interest will accrue at a rate that is 1% per annum higher than the then applicable interest rate on the Notes. The Issuer will make each interest payment to the holders of record on the immediately preceding March 15 and September 15, respectively.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the Notes

If a holder of Notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the contiguous United States unless the Issuer elects to make interest payments by check mailed to the noteholders at their addresses set forth in the register of holders.

Paying agent and registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer and the registrar will not be required to transfer or exchange any note selected for redemption. Also, the Issuer and the registrar will not be required to transfer or exchange any note for a period of 15 days before a selection of Notes to be redeemed. Any transferred Notes may be subject to mandatory disposition pursuant to Gaming Laws in certain circumstances. See “—Gaming redemption.”

Note Guarantees

The Notes are guaranteed on a senior unsecured basis by each of our Restricted Subsidiaries that guarantee the ERI Credit Facility. In the future, any Restricted Subsidiary that is a Domestic Subsidiary, other than any Immaterial Subsidiary, will become a Guarantor, as described under “—Certain covenants—Additional Note guarantees.” A Subsidiary will not be an Immaterial Subsidiary to the extent it guarantees or otherwise provides credit support for any Indebtedness of the Issuer or another Guarantor. These Note Guarantees will be joint and several senior unsecured obligations of the Guarantors.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee and the Indenture pursuant to a supplemental indenture in form satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Issuer as a result of the sale or other disposition;

(3) if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and discharge”; or

(5) upon the dissolution of a Guarantor if its assets are distributed to the Issuer or another Guarantor.

See “—Repurchase at the option of holders—Asset sales.”

Optional redemption

At any time prior to April 1, 2020, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ prior written notice to the holders and the trustee, at a redemption price equal to 106.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by the Issuer; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs prior to 180 days after the date of the closing of such Equity Offering.

At any time prior to April 1, 2020, the Issuer, at its option, may on one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior written notice to the holders and the trustee, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant payment date).

Except pursuant to the two preceding paragraphs, the Notes will not be redeemable at the Issuer’s option prior to April 1, 2020.

On or after April 1, 2020, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior written notice to the holders and the trustee, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 1 of the years indicated below (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date):

Year	Percentage
2020	104.500%
2021	103.000%
2022	101.500%
2023 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Notice of redemption of any Notes given under the Indenture may be conditional.

Mandatory redemption

The Issuer is not required to make mandatory repayments or sinking fund payments with respect to the Notes.

Gaming redemption

Each holder, by accepting a Note, shall be deemed to have agreed that, if any Gaming Authority requires that a person who is a holder or the beneficial owner of Notes be registered, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability in accordance with such Gaming Laws. If such Person fails to apply or become registered, licensed or qualified or is found unsuitable, the Issuer shall have the right, at its option:

(1) to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of the Issuer’s election or such earlier date as may be requested or prescribed by such Gaming Authority; or

(2) to redeem such Notes, upon not less than 30 days’ prior written notice to the holders and the trustee (or such earlier date as may be requested or prescribed by such Gaming Authority), at a redemption price equal to:

(a) the lesser of:

(i) the Person’s cost for such Notes, plus accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the finding of unsuitability or failure to comply; and

(ii) 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the finding of unsuitability or failure to comply; or

(b) such other amount as may be required by applicable law or order of the Gaming Authority.

The Issuer shall notify the trustee in writing of any such disqualified holder status or redemption as soon as practicable. Neither the Issuer nor the trustee shall be responsible for any costs or expenses any holder or beneficial owner may incur in connection with its registration, application for a license, qualification or a finding of suitability, or any renewal or continuation of the foregoing or compliance with any other requirement of a Gaming Authority. Those costs and expenses will be the obligations of the holder or beneficial owner, as applicable.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten business days following any Change of Control, the Issuer will mail a notice to each holder and the trustee (or send electronically in accordance with the applicable procedures of DTC in the case of notes in global form) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly send to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry in accordance with the applicable procedures of DTC) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption (subject to the right of holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date).

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.

Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Issuer or such Restricted Subsidiary from or indemnifies against further liability;

(b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are within 180 days following the closing of such Asset Sale converted by the Issuer or such Restricted Subsidiary into cash, to the extent of the cash actually so received;

(c) any Designated Non-Cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed $100.0 million at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(d) any stock or assets of the kind referred to in clause (2), (3) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to permanently repay, prepay, redeem or purchase:

(a) obligations under (i) the ERI Credit Facility (and other than with respect to proceeds from a Designated Asset Sale, permanently reduce commitments with respect thereto) and (ii) other secured Indebtedness of the Issuer, if applicable (other than any Disqualified Stock), or secured Indebtedness of a Guarantor; and/or

(b) Obligations under the Indenture, the Notes and the Note Guarantees or any other Pari Passu Debt of the Issuer or any Guarantor; provided that if the Issuer or any Restricted Subsidiary shall so repay or prepay any such other Pari Passu Debt, the Issuer will reduce (or offer to reduce) Obligations under the Indenture, the Notes and the Note Guarantees on a pro rata basis (based on the amount so applied to such repayments or prepayments) by, at its option, (i) redeeming Notes pursuant to Article 3 of the Indenture, (ii) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their Notes at a purchase price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, thereon up to the principal amount of Notes to be repurchased or (iii) purchasing Notes through privately negotiated transactions or open market purchases, in a manner that complies with the Indenture and applicable securities law;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(3) to improve real property or make a capital expenditure;

(4) to acquire other assets that are used or useful in a Permitted Business; or

(5) any combination of the foregoing;

provided, however, that if the Issuer or any Restricted Subsidiary contractually commits within such 365-day period to apply the Net Proceeds within 180 days of such contractual commitment in accordance with any of the above clauses (1) through (5), and such Net Proceeds are subsequently applied as contemplated by such contractual commitment, then the requirement for the application of Net Proceeds set forth in this paragraph shall be considered satisfied.

Pending the final application of any Net Proceeds, the Issuer (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds from Asset Sales in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Within 20 business days after the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer will make an offer (an “Asset Sale Offer”) to all holders of Notes (with a copy to the trustee) and all holders of other Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other Pari Passu Debt to be purchased on a pro rata basis or by lot (and, in the case of notes in global form, in accordance with the applicable procedures of DTC), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be left outstanding). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the Indenture by virtue of such compliance.

The agreements governing other Indebtedness of the Issuer and its Restricted Subsidiaries, including the ERI Credit Facility, the Indenture and the Existing ERI Notes Indenture contain, and future agreements will likely contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a

Change of Control or Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuer’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Issuer’s then existing financial resources. See “Risk Factors—Risks Related to the Notes and Our Substantial Indebtedness—We may not be able to repurchase the Notes upon a change of control or pursuant to an asset sale offer.”

Selection and notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis or by lot (or, in the case of Notes issued in global form as discussed under “—Book-entry, delivery and form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate in accordance with the applicable procedures of DTC) unless otherwise required by law or applicable stock exchange or depositary requirements.

No Notes of $2,000 or less can be redeemed in part. The Issuer will mail notices of redemption by first class mail (or send such notices electronically in accordance with the applicable procedures in the case of Notes in global form) at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address (with a copy to the trustee), except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption unless the Issuer defaults in the payment of the redemption price.

Financial Calculations for Limited Condition Acquisitions

When calculating the availability under any basket or ratio under the Indenture, in each case in connection with a Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof), the date of determination of such basket or ratio and of any Default or Event of Default may, at the option of the Issuer, be the date the definitive agreement(s) for such Limited Condition Acquisition is entered into. Any such ratio or basket shall be calculated on a pro forma basis, including with such adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio,” after giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition; provided that if the Issuer elects to make such determination as of the date of such definitive agreement(s), then (x) the Issuer shall be deemed to be in compliance with such ratios or baskets solely for purposes of determining whether the Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof), is permitted under the Indenture, and (y) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement(s), any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any ratios or baskets under the Indenture after the date of such definitive agreement(s) and before the consummation of such Limited Condition Acquisition, unless such definitive agreement(s) is terminated or such Limited Condition Acquisition or incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock or such other transaction to which pro forma effect is being given does not occur.

Certain covenants

Restricted payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary) any Equity Interests of the Issuer or any Restricted Subsidiary (other than Disqualified Stock within one year of the Stated Maturity thereof or any such Equity Interests held by the Issuer, any direct or indirect parent of the Issuer or a Restricted Subsidiary of the Issuer);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of an Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or a purchase, repurchase, or other acquisition of Indebtedness subordinated in right of payment to the Notes or any Note Guarantee made in contemplation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption or other acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Notes are initially issued to the end of the

Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the fair market value of the aggregate net proceeds received by the Issuer since the date of the Indenture as a contribution to its equity capital or from the issue or sale of Qualifying Equity Interests of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Stock of the Issuer or convertible or exchangeable debt securities of the Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Issuer (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Issuer); plus

(3) to the extent that any Restricted Investment that was made after the date of the Indenture is (a) sold or otherwise cancelled, liquidated or repaid for value, or results in, or is otherwise returned or reduced by, the payment of principal, interest, dividends or distributions, or repayments of loans or advances, or other transfers of assets, or the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by the Issuer or a Restricted Subsidiary) of Indebtedness or other obligations (including any such Indebtedness or other obligations guaranteed by the Issuer or any of its Restricted Subsidiaries), or any payments under management contracts or services agreements, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Issuer or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the amount of any such cash payment or the Fair Market Value of any such Property so received in a transaction described in clause (a) and, in the case of clause (b) the Fair Market Value of such Restricted Investment; plus

(4) to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the Fair Market Value of the Issuer’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(5) 100% of any dividends or distributions received in cash and 100% of the Fair Market Value of any Property received in any such dividend or distribution by the Issuer or a Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable repurchase, redemption, defeasance or other acquisition or retirement within 60 days after the date of declaration of the dividend or giving of the notice of repurchase, redemption, defeasance or other acquisition or retirement, as the case may be, if at the date of declaration or notice, the dividend or repurchase, redemption, defeasance or other acquisition or retirement would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the Indenture;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of an Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee or any

Disqualified Stock of the Issuer or any Restricted Subsidiary thereof (including all accrued interest on the Indebtedness, all accrued and unpaid dividends on Disqualified Stock, and the amount of all penalties, fees, costs, expenses, discounts and premiums incurred in connection therewith and any original issue discount or debt issuance costs with respect thereto) in exchange for or with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) the payment of amounts necessary to repurchase Indebtedness or Equity Interests of the Issuer or any Restricted Subsidiary to the extent required by any Gaming Authority having jurisdiction over the Issuer or any Restricted Subsidiary or deemed necessary by the Board of Directors of the Issuer in order to avoid the suspension, revocation or denial of a gaming license by that Gaming Authority;

(6) the repurchase of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to acquire Equity Interests or other convertible or exchangeable securities if such Equity Interests represent all or a portion of the exercise price thereof or upon the grant, vesting or exercise of restricted stock, restricted stock units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;

(7) the payment, by the Issuer, of cash in lieu of the issuance of fractional shares upon the exercise of any option, warrant or similar instrument or upon the conversion or exchange of Equity Interests of the Issuer;

(8) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary of the Issuer issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(9) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of an Issuer or any Guarantor that is unsecured or is contractually subordinated to the Notes or to any Note Guarantee or Disqualified Stock or preferred stock, in each case that is required to be repurchased or redeemed pursuant to provisions similar to those described under the caption “Repurchase at the option of holders—Change of control” or “—Repurchase at the option of holders—Asset sales”; provided that, prior to such repurchase, a redemption or other acquisition or retirement for value, an Asset Sale Offer or Change of Control Offer shall have been made and all Notes tendered and not withdrawn by holders in such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased (up to the maximum amount of Notes required to be so purchased, in the case of an Asset Sale Offer);

(10) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, employee or consultant (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any twelve-month period;

(11) any payments made, or the performance of any transactions, in each case, as described in the Final Offering Memorandum dated as March 15, 2017 delivered in connection with the Initial Notes (the “Offering Memorandum”) under the heading “Use of Proceeds”;

(12) the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(13) payment of consideration pursuant to, and the performance of all other transactions contemplated by, the terms of the Merger Agreement;

(14) any Restricted Payment, so long as (i) immediately before and after giving effect to such Restricted Payment no Event of Default has occurred and is continuing and (ii) after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of the Issuer on a pro forma basis is less than 3.0 to 1.0; and

(15) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $200.0 million since the date of the Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment meets the criteria of more than one of the categories described in clauses (1) through (15) above, or is permitted pursuant to the first paragraph of this covenant or pursuant to any of clauses (1) through (21) of the definition of “Permitted Investments,” the Issuer will be entitled to classify such Restricted Payment (or, in each case, portion thereof) on the date of its payment or later reclassify such Restricted Payment (or, in each case, portion thereof) in any manner that complies with this covenant.

Incurrence of indebtedness and issuance of preferred stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Issuer or any Guarantor (and/or the guarantee thereof by the Issuer or any Guarantor) of Indebtedness and letters of credit under the ERI Credit Facility or other Credit Facilities; provided that the aggregate principal amount of all such Indebtedness outstanding under this clause (1) as of any date of incurrence (after giving pro forma effect to the application of the proceeds of such incurrence), including all Permitted Refinancing Indebtedness incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (1), shall not exceed the greater of (i) $1,750.0 million and (ii) 4.0 times Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the twelve-month period ended at the end of the most recent fiscal quarter for which financial statements are available, to be reduced dollar-for-dollar by the aggregate amount of all Net Proceeds from Asset Sales applied by the Issuer or any of its Restricted Subsidiaries to permanently repay Indebtedness under the Credit Facilities pursuant to the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”;

(2) the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes issued on the Issue Date and the related Note Guarantees and the Exchange Notes (and guarantees thereof) issued in exchange for the Notes issued on the Issue Date pursuant to the Registration Rights Agreement (other than any Additional Notes and the related Note Guarantees;

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, FF&E Financing, mortgage financings or purchase money obligations or other

Indebtedness, in each case, incurred in connection with capital expenditures or for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, renovation, repair, expansion, refurbishment or improvement of property, plant or equipment used or useful in the business of the Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4) not to exceed the greater of $200.0 million and 12% of Consolidated Tangible Assets;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5) or (15) of this paragraph;

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of an Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by an Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Issuer or any of the Guarantors of Indebtedness in respect of bid, payment or other performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations, workers’ compensation claims, self-insurance obligations and bankers’ acceptances in the ordinary course of business, and reimbursement obligations in respect of the foregoing;

(11) the incurrence by the Issuer or any of the Guarantors of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by the Issuer or any of its Restricted Subsidiaries arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(13) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness deemed to exist pursuant to the terms of a joint venture agreement as a result of a failure of the Issuer or such Restricted Subsidiary to make a required capital contribution therein; provided that the only recourse on such Indebtedness is limited to the Issuer’s or such Restricted Subsidiary’s equity interests in the related joint venture;

(14) Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing that acquisition; provided that: (a) such Indebtedness is not reflected at the time of such incurrence or assumption on the balance sheet of the Issuer or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and (b) in the case of a disposition, the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and/or that Restricted Subsidiary in connection with that disposition;

(15) Acquired Debt and other Indebtedness of Persons outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Issuer or any of its Restricted Subsidiaries or incurred or issued to finance a merger consolidation or other acquisition; provided, however, that at the time such Person is acquired, either (i) the Issuer would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant on a pro forma basis after giving effect to the incurrence of such Acquired Debt or Indebtedness pursuant to this clause (15) or (ii) on a pro forma basis, the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be higher than such ratio immediately prior to such acquisition or merger;

(16) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16) not to exceed $100.0 million;

(17) (i) Indebtedness representing deferred compensation to employees of the Issuer or any of its Restricted Subsidiaries incurred in the ordinary course of business, and (ii) Indebtedness consisting of obligations of the Issuer or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted under “—Restricted payments” above;

(18) Indebtedness consisting of the financing of insurance premiums; and

(19) Indebtedness owed to Capri Insurance Company in respect of premiums and reserves in an aggregate principal amount not to exceed $25.0 million at any one time outstanding.

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the ERI Credit Facility will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.” If obligations in respect of letters of credit are incurred pursuant to a Credit Facility and relate to other Indebtedness, then such letters of credit shall be treated as incurred pursuant to clause (1) of the definition of “Permitted Debt.” Except as provided in the preceding sentence, Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

In connection with the incurrence or issuance, as applicable, of (x) revolving loan Indebtedness under this covenant or (y) any commitment relating to the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock under this covenant and the granting of any Lien to secure any such Indebtedness, the Issuer or the applicable Restricted Subsidiary may designate such incurrence or issuance and the granting of any such Lien as having occurred on the date of first incurrence or issuance of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence or issuance or granting of any such Lien therefor will be deemed for all purposes under the Indenture to have been incurred or issued and granted on such Deemed Date, including, without limitation, for purposes of calculating the Fixed Charge Coverage Ratio and usage of any other baskets or ratios under the Indenture (as applicable).

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on, or fees with respect to, any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment shall be included in Fixed Charges of the Issuer as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness determined on a constant yield to maturity basis over time, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee; and

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets subject to such Lien at the date of determination; and

(b) the amount of the Indebtedness of the other Person secured by such Lien.

Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien, except a Permitted Lien on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned on the issue date or thereafter acquired, or any income, profits or proceeds therefrom, unless: in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes or the Guarantees, the Notes or the Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien, as long as such

Indebtedness is secured by such Lien; and in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis with the obligations secured by such Lien for so long as such obligations are secured by such Lien.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred or issued at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and at the time of incurrence, issuance, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred, issued or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to the first paragraph hereof without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred or issued pursuant to any other clause or paragraph (or portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment relating to the incurrence or issuance of Indebtedness that is designated to be incurred or issued on any date pursuant to the fourth paragraph of the covenant described under “Incurrence of indebtedness and issuance of preferred stock,” any Lien that does or that shall secure such Indebtedness may also be designated by the Issuer or any Restricted Subsidiary to be incurred on such date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for all purposes under the Indenture to be incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien.”

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence or issuance of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness that is not deemed to be an incurrence of Indebtedness for purposes of the covenant entitled “Incurrence of indebtedness and issuance of preferred stock.”

Dividend and other payment restrictions affecting restricted subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith determination of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2) the Indenture, the Notes and the Note Guarantees;

(3) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not, in the good faith determination of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, than those contained in the Indenture, the Notes and the Note Guarantees;

(4) applicable law, rule, regulation or order, including without limitation restrictions imposed by Gaming Authorities;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with the Indenture solely in respect of the assets to be sold pursuant to such contract;

(10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith determination of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) agreements in existence with respect to a Restricted Subsidiary at the time it becomes a Restricted Subsidiary; provided, however, that such agreements are not entered into in anticipation or contemplation thereof;

(13) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(14) restrictions on cash or other deposits or net worth made to secure letters of credit or surety or other bonds issued in connection therewith or imposed by customers or suppliers under contracts entered into in the ordinary course of business; and

(15) Credit Facilities that, taken as a whole, are, in the good faith determination of the Board of Directors of the Issuer, customary for Credit Facilities of Persons engaged in a Permitted Business.

Merger, consolidation or sale of assets

The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving entity), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Successor”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2) the Successor (if other than the Issuer), assumes all the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements in form reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Issuer or the Successor would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock”; or (b) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Issuer for such four quarter period.

In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Issuer’s and its Restricted Subsidiaries’ assets, taken as a whole, in compliance with the provisions of this “Merger, consolidation or sale of assets” covenant, the Issuer will be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

This “Merger, consolidation or sale of assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of the Issuer with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction.

Transactions with affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate payments or consideration in excess of $5.0 million (each, an “Affiliate Transaction”) unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the

Board of Directors of the Issuer set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any indemnification or employment, consultancy, advisory, severance or separation agreement, employee benefit plan or any similar arrangement, including any issuances of securities, loans or other payments, grants or awards, in each case in respect of or to employees, officers, directors, advisors or consultants entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3) management agreements (including tax management arrangements arising out of, or related to, the filing of a consolidated tax return) entered into, consistent with past practice, by the Company or any Restricted Subsidiary, on the one hand, and an Unrestricted Subsidiary or other entity, on the other hand, pursuant to which the Company or such Restricted Subsidiary controls the day-to-day operations of such entity;

(4) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(5) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(6) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(7) Permitted Investments and Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted payments”;

(8) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(9) so long as no Event of Default has occurred and is continuing, (x) the payment of any management, consulting or other fees for similar services for the management of the Issuer or any of its Subsidiaries due under any management agreement in an aggregate amount not to exceed $1.5 million per fiscal year and (y) any consulting agreements with any Person that is an Affiliate of the Issuer or any of its Subsidiaries; that any such consulting agreement includes fair and reasonable terms no less favorable to the Issuer or such Subsidiary, as the case may be, than the Issuer or such Subsidiary would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate;

(10) any transaction pursuant to any contract or arrangement in existence on the date the Notes were first issued, including the Merger Agreement, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any renewal, replacement, supplement or modification thereof so long as any such amendment, renewal, replacement, supplement or modification is not more disadvantageous to the holders in any material respect taken as a whole as compared to the original agreement or arrangement as in effect on the date the Notes are first issued as determined in good faith by the Board of Directors of the Issuer;

(11) transactions with persons who have entered into an agreement, contract or arrangement with the Issuer or any of its Restricted Subsidiaries to manage, own or operate a Gaming Facility because the Issuer and its Restricted Subsidiaries have not received the requisite approvals of the Gaming Authorities or are otherwise not permitted to manage, own or operate such Gaming Facility under applicable Gaming Laws; provided that such transactions shall have been approved by a majority of the disinterested members of the

Issuer’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) and determined by them to be in the best interests of the Issuer;

(12) transactions with customers, clients, suppliers, contractors, landlords, lessors, lessees, licensors, licensees, joint venture or development partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries taken as a whole, in the determination of the Issuer’s Board of Directors (or by the audit committee or any committee of the Board of Directors) or management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(13) transactions with joint ventures and Subsidiaries thereof and Unrestricted Subsidiaries relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs or that are approved by a majority of the disinterested members of the Issuer’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) (a director shall be disinterested if he or she has no interest in such joint venture or Unrestricted Subsidiary other than through the Issuer and its Restricted Subsidiaries); provided that no Affiliate of the Issuer (other than the Issuer’s Restricted Subsidiaries) has an interest (other than indirectly through the Issuer and other than Unrestricted Subsidiaries or such joint ventures) in any such joint venture or Unrestricted Subsidiary;

(14) any transaction with respect to which the Issuer or any of its Restricted Subsidiaries obtains an opinion as to the fairness to the Issuer or such Restricted Subsidiary, as applicable, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(15) any investments in and other customary transactions with (a) Capri Insurance Company to the extent the same pertain to the provision of insurance coverage, historical practice, are required by applicable law or prudent insurance underwriting principles or (b) IOC-PA, L.L.C. consistent with historical practice; and

(16) transactions between the Issuer or any Restricted Subsidiary and any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director of the Issuer; provided, however, that any such director abstains from voting as a director of the Issuer on any matter involving such other Person.

Business activities

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

No layering

The Issuer will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, as the case may be.

Additional Note guarantees

If the Issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture in form satisfactory to the trustee within 15 business days after the date on which it was acquired or created (or such longer period of time as may be required to obtain any necessary approvals under applicable Gaming Laws or other regulatory requirements). The Issuer shall use commercially reasonable efforts to obtain all approvals of any Gaming Authority necessary to permit a Domestic Subsidiary to become a Guarantor as promptly as practicable.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the trustee:

(1) within 90 days after the end of each fiscal year, annual reports of the Issuer containing the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) audited financial statements prepared in accordance with GAAP;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Issuer containing the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) unaudited quarterly financial statements prepared in accordance with GAAP and reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision); and

(3) within five business days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole;

provided, that such distribution requirements shall be deemed to have been satisfied if the Issuer files all such information meeting the above requirements within the applicable time periods with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (EDGAR) (or any successor system); provided further, however, that all such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (C) will only be required to include limited executive compensation disclosure consisting of a summary compensation table (including any equity awards), a description of employment agreements with officers and a description of any incentive plans and (D) will not be required to include exhibits that would otherwise be required to be filed pursuant to Item 601 of Regulation S-K.

Events of default and remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest (including Additional Interest) on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain covenants—Merger, consolidation or sale of assets”;

(4) subject to the last paragraph of this covenant, failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding (with a copy to the trustee if given by the holders) voting as a single class to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction in an uninsured aggregate amount in excess of $50.0 million, which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes (with a copy to the trustee if given by the holders) may declare all the Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then-outstanding Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then-outstanding Notes by notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

The Issuer is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

Notwithstanding clause (4) of the first paragraph of this covenant, except as provided in the second to last sentence of this paragraph, the sole remedy for any failure to comply by the Issuer with the covenant described under the caption “—Reports” shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an Event of Default, and Holders of the Notes shall not have any right under the Indenture to accelerate the maturity of the Notes as a result of any such failure to comply. If a failure to comply by the Issuer with the covenant described under the caption “—Reports” continues for 60 days after the Issuer receives notice of such failure to comply in accordance with clause (4) of the first paragraph of this covenant (such notice, the “Reports Default Notice”), and is continuing on the 60th day following the Issuer’s receipt of the Reports Default Notice, the Issuer will pay liquidated damages to all Holders of Notes at a rate per annum equal to 0.25% of the principal amount of the Notes from the 60th day following the Issuer’s receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following the Issuer’s receipt of the Reports Default Notice and (y) the date on which the failure to comply by the Issuer with the covenant described under the caption “—Reports” shall have been cured or waived. On the earlier of the dates specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by the Issuer with the covenant described under the caption “—Reports” shall not have been cured or waived on or before the 121st day following the Issuer’s receipt of the Reports Default Notice, then the failure to comply by the Issuer with the covenant described under the caption “—Reports” shall on such 121st day constitute an Event of Default. A failure to comply with the covenant described under the caption “—Reports” automatically shall cease to be continuing and shall be deemed cured at such time as the Issuer furnishes to the trustee the applicable information or report (it being understood that the availability of such information or report on the Commission’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Issuer’s obligation to furnish such information or report to the trustee); provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR service (or its successor).

No personal liability of directors, partners, members, officers, employees and stockholders

No director, partner, member, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event of a Covenant Defeasance, all Events of Default described under “—Events of Default and Remedies” above (except those relating to payments on the Notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel who is reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel who is reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring substantially contemporaneously with the borrowing of funds, or from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(6) the Issuer must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7) the Issuer must deliver to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or the premium payable in connection with a redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8) contractually subordinate the Notes or the Guarantees to any other Indebtedness; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Guarantors and the trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4) to comply with the rules of any applicable securities depository;

(5) to make any change that would provide any additional rights or benefits to the holders of Notes and, in each case, the release, suspension or termination thereof, or that does not adversely affect the legal rights under the Indenture of any such holder;

(6) to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the Description of the Notes contained in the Final Offering Memorandum to the extent that such provision in such Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees which intent may be evidenced by an Officer’s Certificate to that effect;

(7) to release the Note Guarantee of a Guarantor in accordance with the terms of the Indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(9) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(10) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(11) to comply with requirements of applicable Gaming Laws or to provide for requirements imposed by applicable Gaming Authorities; or

(12) to provide for the acceptance or appointment of a successor trustee.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year (or are to be irrevocably called for redemption within one year) and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) any Issuer has or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(3) the Issuer has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

The satisfaction and discharge will be effective on the day on which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of the Issuer’s obligations under the Notes and the Indenture.

Concerning the trustee

If the trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee under the Indenture (if the Indenture has been qualified under the TIA) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

The trustee shall not be responsible for, and makes no representation as to any Gaming Law or any Gaming Authority, whether any holder or beneficial owner of Notes could be licensed, qualified or found suitable under any Gaming Law or by any Gaming Authority, and any consequence to any holder or beneficial owner of Notes under any Gaming Law or by any Gaming Authority.

Book-entry, delivery and form

The New Notes will be represented by one or more global notes in registered form without interest coupons attached (collectively, the “Global Notes”). The Global Notes representing the Notes will be deposited with a custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of interests in the Global Notes (“Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that hold interests through such participants.

Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC and its participants. The laws of some jurisdictions, including certain states of the U.S., may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests are not considered the owners or “holders” of Notes for any purpose.

So long as the Notes are held in global form, DTC (or its nominees) will be considered the sole holders of Global Notes for all purposes under the Indenture. In addition, participants in DTC must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the Indenture.

Neither the Company nor the Trustee has any responsibility or liability for any aspect of the records relating to the Book-Entry Interests.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it, ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

(2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-day settlement and payment

The Issuer will make payments in respect of the Notes represented by the Global Notes, including principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person, (1) Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged, acquired, consolidated, liquidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness, Disqualified Stock or preferred stock is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that, for the avoidance of doubt, if such Indebtedness, Disqualified Stock, or preferred stock is redeemed, retired, or defeased (whether by covenant or legal defeasance), repurchased, discharged or otherwise repaid or acquired (or if irrevocable deposit has been made for the purpose of such repurchase, redemption, retirement, defeasance (whether covenant or legal), discharge or repayment or other acquisition) at the time, or substantially concurrently with the consummation, of the transaction by which such Person is merged, acquired, consolidated, liquidated or amalgamated with or into or became a Restricted Subsidiary (including by designation) of such specified Person, then such Indebtedness, Disqualified Stock, or preferred stock shall not constitute Acquired Debt.

“Additional Interest” means all amounts, if any, payable pursuant to the provisions relating to Additional Interest described in the Registration Rights Agreement. The trustee shall have no obligation to determine whether Additional Interest is payable or the amount of Additional Interest payable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of: (1) 1.0% of the principal amount of the Note; or (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at April 1, 2020 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”), plus (ii) all required interest payments due on the Note through April 1, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such Note. The trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights by the Issuer or any of the Issuer’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the option of holders—Change of control” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”; and

(2) the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any of the Issuer’s Restricted Subsidiaries of Equity Interests in any of the Issuer’s Subsidiaries (other than preferred stock issued in compliance with the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2) any transaction that is consummated in accordance with the provisions described under the caption “—Certain covenants—Merger, consolidation or sale of assets”;

(3) a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(4) an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(5) the sale, disposition, exchange for replacement items or other items used or useful in a Permitted Business, lease or other transfer of inventory, products, services or accounts receivable in the ordinary course of business or in bankruptcy or similar proceedings;

(6) any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as whole);

(7) licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(8) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(9) the granting of Liens not prohibited by the covenant described above under the caption “—Certain covenants—Liens”;

(10) the sale or other disposition of cash or Cash Equivalents;

(11) a Restricted Payment that does not violate the covenant described above under the caption “—Certain covenants—Restricted payments” or a Permitted Investment;

(12) any exchange of property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a related business;

(13) foreclosures, condemnations or any similar action on assets;

(14) any leases of retail, restaurant or entertainment venues and other similar spaces in the ordinary course of business;

(15) terminations of Hedging Obligations;

(16) any settlement, release, waiver or surrender of contract rights or contract, tort or other litigation claims, or voluntary terminations of other contracts or assets, in the ordinary course of business;

(17) any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or any of its Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(18) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any of its Restricted Subsidiaries, including sale and leaseback transactions and asset securitizations, permitted by the Indenture;

(19) sales of Unrestricted Subsidiaries or joint ventures or other development ventures, or issuances or sales of Equity Interests, Indebtedness, other securities or other Investments therein, or assets thereof;

(20) the transactions contemplated by the Paid-Up Oil and Gas Leases and other sales or leases of oil, gas or mineral rights; and

(21) the sale or other disposition of Non-Core Land.

In the event that a transaction (or a portion thereof) meets the criteria of more than one category of an Asset Sale, the Issuer, in its sole discretion, will be entitled to divide and classify or reclassify such transaction (or a portion thereof) between or among such categories.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the board of managers of such limited liability company or any committee thereof duly authorized to act on behalf of such board or the managing member or members or any controlling committee of managing members thereof, as applicable, and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by any Person may, in the sole discretion of the Issuer, be accounted for as an operating lease and not as a Capital Lease Obligation.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) money market deposits, certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the ERI Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within two years after the date of acquisition;

(6) marketable short term money market and similar securities having the highest rating obtainable from Moody’s and S&P (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service) at the time of acquisition and in each case maturing within two years after the date of acquisition;

(7) other dollar denominated securities issued by any Person incorporated in the United States and that at the time of acquisition have an investment grade rating from Moody’s or S&P (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service) and maturing not more than two years after the date of acquisition; and

(8) money market funds that invest primarily in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or a Related Party of a Principal; or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to that term in the Indenture.

“Change of Control Payment” has the meaning assigned to that term in the Indenture.

“Change of Control Payment Date” has the meaning assigned to that term in the Indenture.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(a) in each case to the extent deducted in calculating such Consolidated Net Income:

(1) provisions for taxes, either payable or reasonably estimated to be payable, based on income, profits, margin or capital gains, plus franchise or similar taxes, of such Person and its Restricted Subsidiaries for such period;

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including any amortization or write-off of deferred financing costs or debt issuance costs, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations and the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations related to interest rates;

(3) any cost, charge, fee or expense (including discounts and commissions, premiums and penalties, original issue discount, debt issuance costs and deferred financing costs and fees and charges incurred in respect of letters of credit or bankers’ acceptance financings) (or any amortization or write-off of the foregoing) associated with any Transaction Activity, to the extent deducted in computing such Consolidated Net Income;

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses, including any write-off or write-down, reducing Consolidated Net Income for such period (excluding (x) any amortization of a prepaid cash expense that was paid in a prior period and (y) any such non-cash charges and expenses that result in an accrual of or reserve for cash charges or expenses in any future period on or prior to the final Stated Maturity of the Notes and that such Person elects not to add back in the current period) of such Person and its Restricted Subsidiaries for such period; provided that if any such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to the extent such Person elected to previously add back such amounts to Consolidated EBITDA;

(5) any Pre-Opening Expenses;

(6) the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives, other business optimization expense (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and any unusual or non-recurring charges or items of loss or expense (including losses on asset sales (other than asset sales in the ordinary course of business));

(7) the amount of any expense consisting of Restricted Subsidiary income attributable to non-controlling interests of third parties in any Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary except to the extent of any cash distributions in respect thereof;

(8) the amount of insurance proceeds received during such period or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for any period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (8) to the extent that such amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such period (without giving effect to this clause (8)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarter period for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

(9) any losses resulting from mark-to-market accounting of Hedging Obligations or other derivative instruments;

(10) any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments) related to any acquisition, Investment or disposition not prohibited by the Indenture (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, and in each case not already excluded from Consolidated Net Income pursuant to clause (10) of the definition thereof; and

(11) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA for any previous period and not added back;

(12) the amount of any restructuring, rebranding or similar charge or reserve in such period, including costs incurred in connection with (A) any acquisition, disposition, Investment or similar transaction occurring after the Issue Date or (B) severance and the consolidation or closing of any facilities after the Issue Date (or are reasonably expected to be initiated within twelve (12) months of the closing date of the applicable transaction);

(b) minus (without duplication) in each case to the extent included in calculating such Consolidated Net Income:

(1) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior period subsequent to the Issue Date, which was not added back to Consolidated EBITDA when accrued;

(2) the amount of non-cash gains resulting from mark-to-market accounting of Hedging Obligations or other derivative instruments; and

(3) any unusual or non-recurring items of income or gain (including, without limitation, gains on asset sales (other than asset sales in the ordinary course of business)) to the extent increasing Consolidated Net Income for such Period.

Consolidated EBITDA for any period shall be further adjusted as follows:

(A) acquisitions of any Person, property, business, operations or asset (including a management agreement or similar agreement) or investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated EBITDA resulting therefrom, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated EBITDA for such reference period shall include the Consolidated EBITDA of the acquired Person (or attributable to the acquired property, business, operations or asset) or applicable to such investments, and related transactions, and subject to clause (C) below shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(B) any Person, property, business, operations or asset (including a management agreement or similar agreement) or investments that have been disposed of by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated EBITDA resulting therefrom, and any discontinued operations (as determined in accordance with GAAP), will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated EBITDA for such reference period shall exclude the Consolidated EBITDA of the disposed of Person (or attributable to the disposed of property, business, operations or asset or discontinued operations) or applicable to such disposed of investments and subject to clause (C) below shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(C) Pro Forma Cost Savings shall be given effect;

(D) (a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period, and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period; and

(E) in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three following fiscal quarters, there shall be added to Consolidated EBITDA an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) 4 (in the case of the quarter in which such purchase occurs), (b) 3 (in the case of the quarter following such purchase), (c) 2 (in the case of the second quarter following such purchase) and (d) 1 (in the case of the third quarter following such purchase), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries.

“Consolidated Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (x) (i) Consolidated Total Indebtedness of such Person as of such date of determination (the “Calculation Date”), after giving effect to all transactions to occur on the Calculation Date, including, without limitation, giving pro forma effect to any transactions with respect to Indebtedness consistent with clause (1) of the definition of “Fixed Charge Coverage Ratio,” minus (ii) cash and Cash Equivalents (in each case, free and clear of Liens other than Permitted Liens) in an amount not to exceed $100.0 million (but excluding cage cash) as of such date that would be required to be reflected on a consolidated balance sheet in accordance with GAAP to (y) Consolidated EBITDA of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available (the “reference period”) immediately preceding the Calculation Date. For the avoidance of doubt, for purposes of this definition, “Consolidated EBITDA” shall be calculated after giving effect on a pro forma basis, without duplication, to the items in clauses (A) — (E) of the definition thereof.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries (on the applicable date of determination) for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that, without duplication:

(1) any gain or loss (together with any related provision for taxes thereon), realized in connection with (a) any Asset Sale (other than asset sales in the ordinary course of business) or (b) any disposition of any securities (other than dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries, and any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(2) the net income (but not loss) of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting or (iii) is an Unrestricted Subsidiary shall be excluded; provided that Consolidated Net Income of such Person and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or payable in cash to such Person or a Restricted Subsidiary thereof in respect of such period (or to the extent converted into cash) (including by any Person referred to in clauses (i)-(iii));

(3) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(3)(a) of “Certain covenants—Restricted payments,” the net income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends or similar distributions has been waived; provided that such exclusions shall not apply with respect to limitations imposed either (x) pursuant to Acquired Debt which has been irrevocably called for redemption, repurchase or other acquisition or repayment or in respect of which the required steps have been taken to have such Acquired Debt defeased (whether by covenant or legal defeasance) or discharged, or a deposit has been made for such purpose or (y) by Gaming Laws of general applicability within the jurisdiction in which such Restricted Subsidiary operates or applicable to all Persons operating a business similar to that of such Restricted Subsidiary within such jurisdiction; provided, further, that Consolidated Net Income of such Restricted Subsidiary will be included to the extent of dividends or other distributions or other payments actually paid or permitted to be paid in cash (or to the extent converted into cash) by such Restricted Subsidiary in respect of such period, to the extent not already included therein;

(4) any goodwill or other asset impairment charges or other asset write-offs or write-downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(5) any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by the Indenture, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity-based awards or rights or equivalent instruments, shall be excluded;

(6) the cumulative effect of a change in accounting principles shall be excluded;

(7) any expenses or reserves for liabilities shall be excluded to the extent that such Person or any of its Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided, that any such liabilities for which such Person or such Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that such Person or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (7));

(8) losses, to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the final settlement of the applicable claim (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(9) gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded; and

(10) any non-recurring charges or expenses of such Person or its Restricted Subsidiaries or of a company or business acquired by such Person or its Restricted Subsidiaries (in each case, including those relating to severance, relocation costs and one time compensation charges and any charges or expenses in connection with conforming accounting policies or reaudited, combining or restating financial information), in each case, incurred in connection with the purchase or acquisition of such acquired company or business by such Person or its Restricted Subsidiaries shall be excluded.

“Consolidated Tangible Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus total goodwill and other intangible assets of such Person and its Restricted Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, with respect to any Person as at any date of determination, (a) an amount equal to the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP, excluding (i) Indebtedness which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed on or prior to such date or which a Person has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or which a Person has called for redemption, defeasance (whether by covenant or legal defeasance), discharge, repurchase or retirement, on or prior to such date, (ii) Indebtedness of the type described in clause (5) of the definition thereof or any guarantee thereof and Indebtedness constituting banker’s acceptances, letters of credit and Hedging Obligations, and (iii) in the case of Indebtedness of a non-Wholly-Owned Restricted Subsidiary, to the extent Consolidated EBITDA (including through the calculation of Consolidated Net Income or due to non-controlling interests in such Restricted Subsidiary owned by a Person other than the Issuer or any of its Restricted Subsidiaries) did not include all of the net income of such Restricted Subsidiary, an amount of Indebtedness of such Restricted Subsidiary (provided that such Indebtedness is not otherwise guaranteed by the Issuer or another Restricted Subsidiary, if any, that guarantees the notes) directly proportional to the amount of net income of such Restricted Subsidiary not so included in Consolidated EBITDA (including through the calculation of Consolidated Net Income), less (b) cash and Cash Equivalents of such Person and its Restricted Subsidiaries in an amount not to exceed $100.0 million.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Facility,” or “Credit Facilities” means, one or more debt facilities (including, without limitation, the ERI Credit Facility), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Asset Sales” means the Asset Sales of each of the Lake Charles Gaming Facilities and the Marquette Gaming Facilities.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate setting forth the basis of such valuation, executed by a financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control, an asset sale or an event of loss will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Restricted payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. Disqualified Stock shall not include any shares of Capital Stock, which, after the issuance thereof, become subject to mandatory redemption due to the actions or requirements of any Gaming Authority, to the extent that such issuance was made in compliance with applicable laws and, at the time of such issuance, such Capital Stock did not constitute Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer (a) that was formed under the laws of the United States or any state of the United States or the District of Columbia and does not constitute an Immaterial Subsidiary or (b) that directly or indirectly, guarantees, or pledges any property or assets to secure Indebtedness incurred under a Credit Facility.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of the Issuer by Issuer (other than Disqualified Stock and other than to a Subsidiary of the Issuer).

“ERI Credit Facility” means the revolving credit facility and term loan facility under that certain Credit Agreement, dated as of April 17, 2017, by and among Issuer (as successor to Escrow Issuer), the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, swingline lender and issuing lender, and J.P. Morgan Securities LLC, Macquarie Capital (USA) Inc., Credit Suisse Securities (USA) LLC, U.S. Bank National Association, and KeyBank National Association, as joint lead arrangers, joint bookrunners and co-syndication agents, providing for up to $300.0 million of revolving credit borrowings and up to $1,450.0 million of term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Notes” means the Notes issued in the Exchange Offer.

“Existing ERI Notes” means the 7% Senior Notes Due 2023 issued by the Company under the Existing ERI Notes Indenture.

“Existing ERI Notes Indenture” means that certain Indenture dated as of July 23, 2015, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee, as amended from time to time.

“Existing Indebtedness” means all Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, which shall be determined in good faith by the Board of Directors of the Issuer if expected to be greater than $20.0 million.

“FF&E” means furniture, fixtures and equipment used in the ordinary course of business in the operation of a Permitted Business.

“FF&E Financing” means Indebtedness, the proceeds of which will be used solely to finance or refinance the acquisition or lease by the Issuer or a Restricted Subsidiary of the Issuer of FF&E.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the

Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount or premium, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification Nos. 815 and 820), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates but excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees, underwriting fees, assignment fees, debt issuance costs or fees, redemption or prepayment premiums, and other transaction expenses or costs or fees consisting of Transaction Activities associated with undertaking, or proposing to undertake, any Transaction Activity; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one minus the then current combined, federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Gaming Authorities” means, in any jurisdiction in which the Issuer or any of its Subsidiaries manages or conducts any racing, riverboat and/or casino gaming operations or activities, the applicable gaming board, commission or other governmental authority responsible for interpreting, administering and enforcing Gaming Laws, including, but not limited to, the Colorado Limited Gaming Control Commission, the Florida Dept. of Business and Prof. Regulation, Division of Pari-Mutuel Wagering, Iowa Racing and Gaming Commission, the Nevada Gaming Commission, the Nevada Gaming Control Board, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Pennsylvania Gaming Control Board, the Pennsylvania State Horse Racing Commission, the Pennsylvania Liquor Control Board, the Ohio Lottery Commission, the Ohio State Racing Commission, the West Virginia Lottery Commission, and the West Virginia Racing Commission.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment and other Property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, spa, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship, equipment, kennels or stables owned or operated by the Issuer or its Subsidiaries.

“Gaming Laws” means all laws, rules, regulations, orders, resolutions and other enactments applicable to racing, riverboat and/or casino gaming operations or activities, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Gaming Authorities, the Colorado Limited Gaming Act of 1991 (C.R.S. 12-47.1-101 et. seq.), the Florida Pari-mutuel Wagering Act (§ 550-551, Fla. Stat.), the Iowa Code Chapters 99D and 99F, the Nevada Gaming Control Act (codified at Chapter 463 of the Nev. Rev. Statutes), the Louisiana Gaming Control Law (codified at La. R.S. 27:1, et seq.), the Mississippi Gaming Control Act (codified at Miss. Code Ann. Section 75-76-1 et seq.), the Ohio Racing Law (codified at Chapter 3769 of the Ohio Revised Code and Chapter 3769 of the Ohio Administrative Code), the Ohio Lottery Law (codified at Chapter 3770 of the Ohio Revised Code and Chapters 3770:1 and 3770:2 of the Ohio Administrative Code), the Pennsylvania Race Horse Development and Gaming Act, the West Virginia Lottery Racetrack Table Games Act, the West Virginia Racetrack Video Lottery Act and Chapter 19, Article 23 (Horse and Dog Racing) of the West Virginia Code, in each case, together with any rules or regulations promulgated thereunder or related thereto.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for purposes of speculation.

“Immaterial Subsidiary” means any Restricted Subsidiary that is designated by the Issuer as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary has (i) total assets at such time (x) individually, not exceeding $10.0 million and (y) together with all other Immaterial Subsidiaries, 5.0% of the Issuer’s consolidated assets as of the last day of the most recently ended fiscal quarter for which internal financial statements are available and (ii) total revenues and operating income (x) individually, not exceeding $10.0 million and (y) together with all other Immaterial Subsidiaries, 5.0% of the Issuer’s consolidated revenues and operating income, in each case, as of the most recently ended fiscal quarter for which internal financial statements are available; provided that such Restricted Subsidiary will be deemed to be an Immaterial Subsidiary only to the extent that, and for so long as, all of the above requirements are satisfied.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables) whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) other than obligations with respect to letters of credit to the extent such letters of credit have not been drawn upon or, if and to the extent drawn upon, are reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on such letter of credit;

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or trade payables and other accrued liabilities arising in the ordinary course of business); or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien, other than a Permitted Lien described in clause (27) of the definition thereof, on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations, as amended from time to time, to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“insolvency or liquidation proceeding” means:

(1) any case commenced by or against any Issuer or any Guarantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any other grantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any other grantor or any similar case or proceeding relative to the Issuer or any other grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any other grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any other grantor are determined and any payment or distribution is or may be made on account of such claims.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to the Person making such Investment in cash as a repayment of principal or return of capital, as the case may be, but without giving effect to subsequent changes in value.

“Issue Date” means March 29, 2017.

“Lake Charles Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by the Company or its Restricted Subsidiaries in Westlake (near Lake Charles), Louisiana, including the vessel Grand Palais having Official No. 1028318.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, or any lease in the nature thereof.

“Limited Condition Acquisition” means any acquisition or other Investment, including by way of merger, amalgamation or consolidation or similar transaction, by the Issuer or one or more of its Restricted Subsidiaries, with respect to which the Issuer or any such Restricted Subsidiaries have entered into an agreement or is otherwise contractually committed to consummate and the consummation of which is not expressly conditioned upon the availability of, or on obtaining, third party financing.

“Marquette Gaming Facilities” means the Gaming Facilities in Marquette, Iowa, including the vessel Miss Marquette having Official No. 950558.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of

(i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) all distributions to other holders of Equity Interests in Restricted Subsidiaries contractually required to be made as a result of such Asset Sale, (v) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP and (vi) amounts reserved, in accordance with GAAP, against any liabilities associated with the Asset Sale and related thereto, including pension and other retirement benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided that Net Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (vi) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve.

“Non-Core Land” means each of the following parcels of land, each of which is immaterial to the Issuer’s gaming operations and as to which the Issuer has no intention to develop:

(1) the 244.69 acre parcel of land known as the “Quarry Parcel” in Hancock, West Virginia;

(2) the 162.79 acre parcel of land known as the “Woodview Golf Course” in Hancock, West Virginia;

(3) the 387.12 acre portion of the land known as the “Original Mountaineer Parcel” which is located to the east of State Route 2 site in Hancock, West Virginia;

(4) the 97.706 acre parcel of land known as the “Coldwell Parcel” in Hancock, West Virginia;

(5) the 37.85 acre parcel of land known as the “Hazel Parcel” in Hancock, West Virginia;

(6) the 1.755 acre parcel of land known as the “Glover/Daily Double Parcel” in Hancock, West Virginia;

(7) the 5.78 acre parcel of land known as the “J&T Parcel” in Hancock, West Virginia;

(8) the 109.01 acre parcel of land known as the “LSW Sanitation Parcel” in Hancock, West Virginia;

(9) the 0.92 acre parcel of land known as the “Craig/Smith Parcel” in Hancock, West Virginia;

(10) the 70.213 acre parcel of land known as the “Watson Parcel” site in Hancock, West Virginia;

(11) the 6.65 acre parcel of land known as the “Phillips Parcel” in Hancock, West Virginia;

(12) the approximately 0.955 acre parcel of land known as the “Jefferson School Parcel” in Hancock, West Virginia;

(13) the 234.99 acre parcel of land known as the “Logan/Realm Parcel” in Hancock, West Virginia;

(14) the 38.017 acre parcel of land known as the “BOC Gas Parcel” in Hancock, West Virginia;

(15) the 37.11 acre parcel of land known as the “Mara Parcel” in Franklin County, Ohio;

(16) 5.596 acres in Summit Township, Erie County, Pennsylvania;

(17) the 272 acre parcel in Summit Township, Erie County, Pennsylvania;

(18) the 213.35 acre parcel of land located in McKean Township, Pennsylvania;

(19) the following parcels of undeveloped land in the Cripple Creek, County of Teller, Colorado:

(a) 4005.134110080; 4005.134110090; 4005.134110220; 4005.134080230; 4005.134080240; and 4005.134090180;

(20) the following parcels of undeveloped land in Kimmswick, Jefferson County, Missouri:

(a) 19-7.0-25.0-001.02; 19-7.0-36.0-001.01; 20-9.0-31.0-004.02; and 20-9.0-31.0-005;

(21) the parcel of undeveloped land located at the address 1600 Lady Luck Parkway, Bettendorf, Iowa;

(22) the parcel of undeveloped land located at the address 100 Miner Street, Central City, Colorado.

“Non-Recourse Debt” means Indebtedness as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise. Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may enter into customary “completion guaranties” or “support agreements” in respect of construction projects undertaken by Unrestricted Subsidiaries so long as such “completion guaranties” or “support agreements”: (i) are unsecured or secured only by cash deposits; (ii) are subject to a fixed liability cap stated in United States dollars; and (iii) the aggregate amount of capped liability of such “completion guaranties” or “support agreements” shall not exceed $100.0 million at any one time outstanding. For avoidance of doubt, any such “completion guaranties” or “support agreements” that satisfy the requirements of the preceding sentence shall constitute “Non-Recourse Debt” for purposes of the definition of “Unrestricted Subsidiary.”

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Notes” means the 6% Senior Notes due 2025.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of a petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any debtor under such documentation, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer.

“Paid-Up Oil and Gas Leases” means those certain Paid-Up Oil and Gas Leases entered into as of May 10, 2011 by and among Mountaineer Park, Inc. and Chesapeake Appalachian, L.L.C, as the same may be amended, supplemented, modified, extended, replaced, renewed or restated from time to time.

“Pari Passu Debt” means any Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Notes or the Note Guarantee of such Guarantor, as applicable (without giving effect to collateral arrangements).

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the date of the Indenture, including any gaming business and other business or activity that is incidental, related or complementary thereto, including without limitation any related hotel, hospitality, food, beverage, entertainment or transportation activities.

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”;

(5) any Investment the payment of which consists of Equity Interests (other than Disqualified Stock) of the Issuer or proceeds from the sale of such Equity Interests; provided that such Equity Interests will not increase the amount available for Investments under clause (c) of the second paragraph under the covenant described in “Certain covenants—Restricted payments;”

(6) receivables owing to the Issuer or its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including without limitation credit extended to customers;

(7) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(8) Investments represented by Hedging Obligations;

(9) loans and advances to officers, directors and employees for payroll, business-related travel expenses, moving or relocation expenses, drawing accounts and other similar expenses, in each case, made in the ordinary course of business;

(10) other loans or advances to officers, directors and employees in an aggregate principal amount not to exceed $600,000 at any one time outstanding;

(11) repurchases of the Notes;

(12) any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” other than a guarantee of Indebtedness of an Affiliate of the Issuer that is not a Restricted Subsidiary of the Issuer;

(13) any Investment existing on, or made pursuant to binding commitments existing on, the date of the Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;

(14) Investments acquired after the date of the Indenture as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain covenants —Merger, consolidation or sale of assets” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(15) Investments resulting from the acquisition of a Restricted Subsidiary that was otherwise permitted by the Indenture, which Investments were held by such Restricted Subsidiary at the time of such acquisition and were not acquired in contemplation of such acquisition;

(16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(17) Investments required by a Gaming Authority or made in lieu of payment of a tax or in consideration of a reduction in tax;

(18) Investments in sales of Non-Core Land by the Issuer or any of its Restricted Subsidiaries in an amount not to exceed (x) $10.0 million and (y) Designated Non-Cash Consideration received under clause (2)(c) under the caption “Repurchase at the option of holders—Asset sales”;

(19) Investments in joint ventures formed for the purpose of developing hotels or other facilities that constitute Permitted Businesses that are adjacent to or ancillary to any casino or gaming facility owned by the Issuer or a Restricted Subsidiary of the Issuer in an amount not to exceed $5.0 million;

(20) Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding not to exceed $300.0 million; provided, however, that if an Investment made pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary; and

(21) any Investment so long as, at the time the Investment is made and after giving effect thereto, (i) no Event of Default has occurred and is continuing and (y) the Consolidated Leverage Ratio of the Issuer is less than or equal to 4.0 to 1.0 on a pro forma basis.

“Permitted Liens” means:

(1) Liens securing Permitted Debt incurred pursuant to and outstanding under clause (1) of the second paragraph of the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(2) (a) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of insurance or social security or premiums with respect thereto (and Liens on proceeds of related policies); (c) Liens imposed by Gaming Laws or Gaming Authorities, and Liens on deposits made to secure gaming license applications or to secure the performance of surety or other bonds; and (d) Liens securing obligations with respect to letters of credit issued in connection with any of the items referred to in this clause (2);

(3) Liens in favor of the Issuer or the Guarantors;

(4) Liens on property or assets (including Capital Stock) of a Person (or its Subsidiaries) existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer or otherwise becomes a Subsidiary of the Issuer and amendments or modifications thereto and replacements or refinancings thereof; provided that such Liens were not granted in connection with, or in anticipation of, such merger or consolidation or acquisition (except for Liens securing Indebtedness incurred pursuant to clause (15) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”) and do not extend to any assets other than those of such Person (and its Subsidiaries) merged into or consolidated with the Issuer or the Subsidiary or which becomes a Subsidiary of the Issuer;

(5) Liens (including extensions, renewals or replacements thereof) on property existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that (except for Liens securing Indebtedness incurred pursuant to clause (15) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”) such Liens were in existence prior to, or not incurred in contemplation of, such acquisition;

(6) Liens to secure Indebtedness (including Capital Lease Obligations and FF&E Financing) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with or financed by such Indebtedness (and directly related assets, including proceeds (including insurance proceeds) and replacements thereof or assets which were financed with Indebtedness permitted by such clause that has been refinanced (including successive refinancings));

(7) Liens existing on the date of the Indenture;

(8) Liens for taxes, assessments or governmental charges, levies or claims that are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements, encroachments, subdivisions or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness (and customary obligations related thereto); provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) grants of software and other technology licenses in the ordinary course of business;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20) other Liens incidental to the conduct of the business of the Issuer and its Subsidiaries or the ownership of their Properties which were not created in connection with the incurrence of Indebtedness and do not in the aggregate materially detract from the value of such Properties or materially impair the use thereof, including without limitation leases, subleases, licenses and sublicenses and Liens imposed pursuant to the Paid-Up Oil and Gas Leases;

(21) Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the Indenture and Liens owing to an Indenture trustee in respect of any other Indebtedness permitted to be incurred under the covenant entitled “—Certain covenants —Incurrence of indebtedness and issuance of preferred stock”;

(22) pledges or deposits made in connection with any letter of intent or purchase agreement;

(23) Liens to secure Indebtedness permitted by clause (12) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(24) Liens securing Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes);

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(26) Liens securing customary cash management obligations not otherwise prohibited by the Indenture;

(27) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(28) Liens on Equity Interests in an Unrestricted Subsidiary to the extent that such Liens secure Non-Recourse Debt or other Indebtedness of an Unrestricted Subsidiary or joint venture;

(29) Permitted Vessel Liens; and

(30) Liens securing Indebtedness; provided, that the principal amount of such Indebtedness secured pursuant to this clause (30) together with all other Indebtedness then outstanding and incurred under this clause (30) does not to exceed the greater of (i) $75.0 million and (ii) 4.5% of Consolidated Tangible Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness, Disqualified Stock or preferred stock of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) (or, if greater, the committed amount (only to the extent the committed amount could have been incurred or issued on the date of initial incurrence or issuance and was deemed incurred or issued at such time for the purposes of the covenant under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”)) of the Indebtedness, Disqualified Stock or preferred stock renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, all accrued or accumulated dividends on the Disqualified Stock or preferred stock, and the amount of all penalties, fees, expenses, costs, discounts and premiums incurred in connection therewith and any original issue discount or debt issuance costs with respect thereto);

(2) other than in connection with a refinancing of the Notes (including any redemption or repurchase) that is financed with Indebtedness under a Credit Facility, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3) to the extent the Permitted Refinancing Indebtedness refinances (a) Indebtedness that is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being refinanced or (b) Disqualified Stock or preferred stock, such Permitted Refinancing Indebtedness is Disqualified Stock or preferred stock, as applicable; and

(4) if the indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is unsecured, such Permitted Refinancing Indebtedness is unsecured;

provided, however, that, unless otherwise permitted by the Indenture, Permitted Refinancing Indebtedness shall not include Indebtedness of the Issuer or any Restricted Subsidiary that refinances debt of a Subsidiary that is not a Guarantor.

“Permitted Vessel Liens” means maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. Section 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (including Fixed Charges) incurred with respect to capital projects which are classified as “pre-opening expenses” on the applicable financial statements of the Issuer and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Principals” means (a) Donald L. Carano, Gene R. Carano, Gregg R. Carano, Gary L. Carano, Cindy L. Carano and Glenn T. Carano, (b) their respective spouses, (c) their respective descendants and any member of their respective immediate families, including in each case stepchildren and family members by adoption, (d) their heirs at law and their estates and the beneficiaries thereof, (e) any charitable foundation created by any of them, and (f) any trust, corporation, limited liability company, partnership or other entity, the beneficiaries, stockholders, members, general partners, owners or Persons Beneficially Owning a majority of the interests of which consist of any one or more of the Persons referred to in the immediately preceding clauses (a) through (e).

“Pro Forma Cost Savings” means the amount of cost savings, operating expense reductions and synergies projected by Issuer in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Issuer) during the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination (or are reasonably expected to be initiated within twelve (12) months of the closing date of such specified transaction), including in connection with any acquisition, disposition, Investment or similar transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination), net of the amount of actual benefits realized during the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination from such actions; provided that (i) such actions are to be taken within twelve (12) months after the consummation of the applicable transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions or synergies, (ii) no cost savings, operating expense reductions and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination, and (iii) projected amounts (and not yet realized) may no longer be added in calculating

Consolidated EBITDA pursuant to this definition to the extent more than twelve (12) months have elapsed after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies; provided further, that the aggregate amount of additions made to Consolidated EBITDA for any during the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination pursuant to this definition shall not (i) exceed 15.0% of Consolidated EBITDA for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available as of the date of determination (after giving effect to this definition) or (ii) be duplicative of one another.

“Property” means, with respect to any Person, any interest of such Person in any land, property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

“Qualifying Equity Interests” means Equity Interests of the Issuer other than Disqualified Stock.

“Registration Rights Agreement” means the registration rights agreement among the Issuer, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Issuer, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Related Party” means:

(1) any controlling stockholder, majority owned Subsidiary, or immediate family member, including, without limitation, present, former and future spouses, sons-in-law and daughters-in-law (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transaction Activity” means any of the following (and, in each case, whether or not successful): (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Equity Interests by the Issuer or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the Stated Maturity thereof or any Equity Interests (including any premium, penalty, commissions or fees), (c) the termination of any Hedging Obligations or other derivative instruments or any fees paid to enter into any Hedging Obligations or other derivative instruments or (d) any acquisition or disposition of any Person, property or assets permitted pursuant to the terms of the Indenture, including the Isle Acquisition.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2020, provided, however, that if the period from the redemption date to April 1, 2020, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that as of the time of such designation:

(1) has no Indebtedness other than Non-Recourse Debt (other than “completion guaranties” or “support agreements” that constitute Non-Recourse Debt); and

(2) such Subsidiary does not own Capital Stock or Indebtedness of or hold any Lien on any Property of the Issuer or any Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary so designated.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion based upon present law of certain U.S. federal income tax considerations for prospective purchasers of the Notes. The discussion addresses only persons that purchase Notes for cash in this offering at the price set forth on the cover page and that hold the Notes as capital assets. The discussion does not consider the circumstances of particular purchasers, some of which (such as financial institutions, insurance companies, regulated investment companies, partnerships or other pass-through entities (or investors therein), tax exempt entities, dealers, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, U.S. Holders that hold their Notes through non-U.S. brokers or other non-U.S. intermediaries, U.S. expatriates, traders who elect to mark their investment to market, and persons holding the Notes as part of a hedge, straddle, conversion, constructive sale or integrated transaction) are subject to special tax regimes. The discussion does not address any state, local or foreign taxes, the Medicare tax on net investment income, the federal alternative minimum tax or any U.S. federal taxes other than income taxes (such as estate or gift taxes). Special rules also apply to individuals, certain of which may not be discussed below. Prospective investors should note that no rulings have been, or are expected to be, sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions.

EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES AS WELL AS THE TAX CONSEQUENCES UNDER OTHER U.S. FEDERAL TAX LAWS, THE STATE AND LOCAL LAWS OF THE UNITED STATES AND THE LAWS OF ANY OTHER JURISDICTION WHERE THE PURCHASER MAY BE SUBJECT TO TAXATION.

For purposes of this discussion, “U.S. Holder” means a beneficial owner of a Note that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States,

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia,

•	a trust which (a) is subject to the primary jurisdiction of a U.S. court and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has validly elected to be treated as a U.S. person or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

“Non-U.S. Holder” means a person that is a beneficial owner of a Note that, for U.S. federal income tax purposes, is an individual, corporation, trust or estate that is not a U.S. Holder.

The treatment of partners in a partnership that owns Notes may depend on the status of such partners and the status and activities of the partnership and such persons should consult their own tax advisors about the consequences of an investment in the Notes.

Potential contingent payment debt instrument treatment

In certain circumstances ERI may be required to pre-pay all or a portion of the Note and/or make payments on a Note that would change the yield of the Note. See “Description of the Notes—Change of control,” “—Optional redemption” and “—Gaming redemption.” This obligation may implicate the provisions of Treasury regulations relating to contingent payment debt instruments (“CPDIs”). According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a CPDI if such contingencies in the aggregate, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. Although the matter is not free from doubt, we intend to take the position that the foregoing contingencies are, in the aggregate, remote and/or incidental, and we do not intend to treat the Notes as CPDIs. This determination is binding on a holder subject to U.S. federal income taxation unless the holder discloses on its U.S. federal income tax return that such holder is taking a contrary position. This determination, however, is not binding on the IRS and if the IRS were to challenge this determination, a holder subject to U.S. federal income taxation may be required to accrue income on the Notes that such holder owns in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such Notes before the resolution of the contingency. If the Notes are not CPDIs but such contingent payments were required to be made, it would affect the amount, character and timing of the income that a U.S. Holder recognizes. Holders should consult their own tax advisors regarding the potential application to the Notes of the CPDI rules and the consequences thereof.

U.S. Holders

Stated interest

Except as described below with respect to pre-issuance accrued interest, stated interest paid to a U.S. Holder will be includible in the U.S. Holder’s gross income as ordinary interest income at the time such interest is received or accrued in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes.

Pre-issuance accrued interest

A portion of the purchase price paid for a Note will be attributable to unpaid stated interest accrued prior to the issuance of the Note (“pre-issuance accrued interest”). We intend to treat the portion of the first stated interest payment attributable to pre-issuance accrued interest as a nontaxable return of a portion of the purchase price of a Note (that will reduce a U.S. Holder’s tax basis in the Note) rather than as interest income. U.S. Holders should consult their own tax advisors regarding the tax treatment of pre-issuance accrued interest.

Amortizable bond premium

If a U.S. Holder purchases a Note for an amount in excess of its stated principal amount (excluding any amount attributable to pre-issuance accrued interest, as discussed above), the U.S. Holder will be considered to have acquired the Note with “amortizable bond premium” in the amount of such excess. A U.S. Holder may elect to amortize this bond premium, using a constant-yield method, over the remaining term of the Note. A U.S. Holder generally may use the amortizable bond premium allocable to an accrual period to offset stated interest otherwise required to be included in income with respect to the Note in that accrual period. However, because the Notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of premium that a U.S. Holder may amortize with respect to the Notes. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the Notes by the amount of bond premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations held or acquired in or after the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

Sale, exchange or other taxable disposition

Upon the sale, exchange or other taxable disposition (including retirement or redemption) of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition (other than amounts attributable to accrued but unpaid interest (other than pre-issuance accrued interest), which will be taxable as interest as described above) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount that the U.S. Holder paid for the Note, decreased by any pre-issuance accrued interest previously received and any amortizable bond premium previously amortized. Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Note has been held for more than one year at the time of its sale, exchange or other taxable disposition. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Interest

Subject to the discussion of backup withholding and FATCA (as defined below) below, interest on a Note paid to a Non-U.S. Holder is not subject to U.S. federal income tax, including withholding tax, provided that:

•	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock in ERI;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to ERI (actually or constructively) through stock ownership; and

•	the Non-U.S. Holder satisfies certain certification requirements.

If these conditions are not met, a 30% U.S. federal withholding tax will apply to interest on the Notes, unless (i) an applicable income tax treaty reduces or eliminates such tax and a Non-U.S. Holder claiming the benefit of that treaty provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8 BEN-E (or other applicable form) or (ii) the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder provides the applicable withholding agent with an appropriate statement to that effect on an IRS Form W-8ECI (or other applicable form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to its effectively connected income on a net income basis in the same manner as U.S. Holders, as described above, unless an applicable tax treaty provides otherwise. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a “branch profits” tax on their effectively connected earnings and profits (subject to adjustments) at a 30% rate (or lower applicable treaty rate). Non-U.S. Holders should consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations.

Sale, exchange or other taxable disposition

Subject to the discussion of backup withholding and FATCA (as defined below) below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on the sale, exchange or other taxable disposition (including a retirement or redemption) of a Note, unless (i) that gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain on a net income basis in the same manner as U.S. Holders, as described above, unless an applicable tax treaty provides otherwise, and Non-U.S. Holders that are corporations could be subject to a “branch profits” tax on their effectively connected earnings and profits (subject to adjustments) at a 30% rate (or lower applicable treaty rate) or, (ii) in the case of gain recognized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met in which case such gain (net of certain U.S. source capital losses) would be subject to a 30% tax unless an applicable tax treaty provides for a lower tax rate.

Backup withholding and information reporting

Information reporting generally will apply to payments of interest on the Notes, and to proceeds from a sale, exchange or other taxable disposition (including a retirement or redemption) of Notes, to a U.S. Holder (other than an exempt recipient). Backup withholding may be required on such payments or proceeds if the U.S. Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, backup withholding.

Information reporting generally will apply to payments of interest and, depending on the circumstances, may apply to payments of the proceeds of a sale, exchange or other taxable disposition (including a retirement or redemption) of Notes, to a Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of backup withholding to such payments.

Backup withholding is not an additional tax. A holder of Notes generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability, if any, or to obtain a refund of the amounts withheld provided the required information is furnished to the IRS in a timely manner.

FATCA withholding

Sections 1471 to 1474 of the Code and Treasury Regulations thereunder (provisions commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments on, and the gross proceeds from the sale or other disposition (including retirement or redemption) of, obligations that produce U.S. source interest to “foreign financial institutions” and certain other non-U.S. entities (including, in some circumstances, where such institutions or entities are acting as intermediaries) that fail to comply with specified certification and information reporting requirements. The obligation to withhold under FATCA applies to:

•	payments of U.S. source interest and

•	on or after January 1, 2019, gross proceeds from the sale or other disposition (including retirement or redemption) obligations that produce U.S. source interest.

Because the Notes will produce U.S. source interest, payments on, and, on or after January 1, 2019, the gross proceeds from the sale or other disposition (including retirement or redemption) of, the Notes to certain foreign entities could become subject to withholding tax under FATCA. Holders should consult their own tax advisors on how these rules may apply to their investment in the Notes. In the event any withholding under FATCA is imposed with respect to any payments on the Notes, no additional amounts will be paid to compensate for the withheld amount.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF THE NOTES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the New Notes described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the principal amount of New Notes set forth opposite that underwriter’s name:

Underwriters	Principal amount of New
Notes
J.P. Morgan Securities LLC	$
Macquarie Capital (USA) Inc.
Capital One Securities, Inc.
KeyBanc Capital Markets Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Total	$350,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase New Notes from us, are several and not joint. The underwriting agreement provides that the underwriters have agreed to purchase all of the New Notes if any of them are purchased.

The underwriters initially propose to offer the New Notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the New Notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell New Notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the New Notes).

Paid by us
Per New Note		%

We estimate that the expenses for this offering payable by us (other than the underwriting discounts and commissions set forth in the table above) will be approximately $         million.

In the underwriting agreement, we have agreed that:

•	we will not offer or sell any of our debt securities (other than the notes offered pursuant to this prospectus) for a period of 150 days after the date of this prospectus without the prior consent of J.P. Morgan Securities LLC; and

•	we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The New Notes will have the same CUSIP number as the Initial Notes and will trade interchangeably with the Initial Notes immediately upon settlement. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering of the New Notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act. Overallotment involves sales in excess of the aggregate principal amount of New Notes offered pursuant to this prospectus, which creates a syndicate short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the market prices of the Notes to be higher than they would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. Certain of the underwriters have acted as underwriters or initial purchasers for the Initial Notes or the 2023 Notes. Certain of the underwriters may be lenders under our credit facility. Certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have not authorized and do not authorize the making of any offer of New Notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the New Notes as contemplated in this prospectus. Accordingly, no purchaser of the New Notes, other than the underwriters, is authorized to make any further offer of the New Notes on behalf of us or the underwriters.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Conflicts of interest

Affiliates of certain of the underwriters who are lenders under our Revolving Credit Facility will receive at least five percent of the net proceeds of this offering to repay indebtedness owed by us to them. See “Use of Proceeds.” Therefore, such underwriters are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offer is being made in compliance with FINRA Rule 5121. FINRA Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus and the registration statement of which this prospectus is a part and exercise the usual standards of due diligence with respect thereto. SunTrust Robinson Humphrey, Inc. has assumed the responsibilities of acting as the qualified independent underwriter in this offering. No underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. We have agreed to indemnify SunTrust Robinson Humphrey, Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of New Notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of J.P. Morgan Securities LLC for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of New Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Relevant Member State to whom any offer of New Notes is made or who receives any communication in respect of any offer of New Notes, or who initially acquires any New Notes will be deemed to have represented, warranted, acknowledged and agreed to and with J.P. Morgan Securities LLC and the Company that (1) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any New Notes acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the New Notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of J.P. Morgan Securities LLC has been given to the offer or resale; or where New Notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those New Notes to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, J.P. Morgan Securities LLC and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of New Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of New Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of New Notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or J.P. Morgan Securities LLC to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor J.P. Morgan Securities has authorized, nor do they authorize, the making of any offer of New Notes in circumstances in which an obligation arises for the Company or J.P. Morgan Securities LLC to publish a prospectus for such offer.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any New Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the New Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

The above notice is in addition to any other notices set out below.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to prospective investors in Canada

The New Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the New Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the New Notes should conduct their own due diligence on the New Notes. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the New Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the New Notes without disclosure to investors under Chapter 6D of the Corporations Act.

The New Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring New Notes must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Hong Kong

The New Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the New Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to New Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Switzerland

The Company has not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the New Notes being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the New Notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the New Notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The New Notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the New Notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus supplement as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the New Notes on the SIX Swiss Exchange or any other regulated notes market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus supplement schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to prospective investors in Japan

The New Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any New Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the New Notes may not be circulated or distributed, nor may the New Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the New Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the New Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Investors – Certain ERISA Considerations

Each purchaser of the New Notes that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a New Note, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the New Notes and that such fiduciary:

a)	Is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner if the purchaser is an IRA);

b)	Is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of the Company, each underwriter and their respective affiliates (the “Transaction Parties”);

c)	Is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder;

d)	Has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;

e)	Is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and

Understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Milbank, Tweed, Hadley & McCloy LLP. Certain matters under Nevada law will be passed upon by McDonald Carano LLP. Certain legal matters with respect to the Notes will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

The consolidated financial statements and schedule of Eldorado Resorts, Inc. appearing in Eldorado Resorts Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Eldorado Resorts Inc.‘s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Isle of Capri Casinos, Inc. appearing in Eldorado Resorts, Inc.’s Current Report on Form 8-K filed on September 11, 2017 for the year ended April 23, 2017 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, and any prospectus supplement.

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

These SEC filings are also available to the public from commercial document retrieval services. Reports, proxy statements and other information concerning the Company may also be obtained at our website at www.eldoradoresorts.com and at the offices of NASDAQ at One Liberty Plaza, New York, New York 10006. All website addresses given in this prospectus are for informational purposes only and are not intended to be active links and information contained on the website of the Company is not incorporated by reference in, nor considered to be part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus and any prospectus supplement. Information that we file with the SEC after the date of this prospectus and any prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus and any prospectus supplement to the extent that the subsequently filed information modifies or supersedes the existing information.

We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017 and March 31, 2017;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our definitive proxy statement on Schedule 14A filed with the SEC on May 1, 2017; and

•	our Current Reports on Form 8-K filed with the SEC on January 25, 2017, March 13, 2017, March 15, 2017, March 22, 2017, March 29, 2017, April 17, 2017, April 27, 2017, May 1, 2017, May 2, 2017, May 22, 2017, June 15, 2017 and September 11, 2017.

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act or the Exchange Act) will be deemed to be incorporated by reference in this prospectus and any prospectus supplement and to be part of this prospectus and any prospectus supplement from the date of the filing of such reports and documents. Any statement contained in this prospectus, any prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Attention: Investor Relations

(775) 328-0112

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated costs and expenses expected to be incurred by us in connection with the issuance of the New Notes. All amounts other than the SEC registration fee are estimates.

SEC registration fee	$	*
Printing fees and expenses		35,000
Accounting fees and expenses		240,000
Legal fees and expenses		75,000

Total		$350,000	**

*	In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant is deferring payment of all of the registration fee.
**	Does not include the deferred registration fee.

Item 15.	Indemnification of Directors and Officers.

Section 78.7502(1) of the NRS generally provides that a corporation may indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except derivative suits, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In the case of a derivative suit, Section 78.7502(2) of the NRS provides that a corporation may indemnify any person who is a party to, or is threatened to be made a party to, any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit, if such person acted in good faith and in a manner in which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made in the case of a derivative suit in respect of any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent it is determined by the court that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS provides generally that a corporation shall indemnify a director, officer, employee or agent of a corporation against expenses, including attorneys’ fees actually and reasonably incurred, to the extent that such person has been successful on the merits or otherwise in defense of any of the actions, suits or proceedings described above.

Section 78.751(2) of the NRS provides that the articles of incorporation, the bylaws or a separate agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the corporation.

Section 78.751(3) of the NRS provides that any indemnification or advancement of expenses authorized in or ordered by a court pursuant to any of the Sections set forth above, does not exclude any other rights to which such person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors, if any, or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502, set forth above, or for the advancement of expenses made pursuant to Section 78.751(2), set forth above, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, the statute provides that such indemnification continues for any such person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752(1) of the NRS provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in such capacity, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Section 78.752(4) of the NRS provides that in the absence of fraud the decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to Section 78.752, set forth above, and the choice of the person to provide the insurance or other financial arrangement is conclusive and such insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for the approval, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Finally, Section 78.747 of the NRS generally provides that, unless otherwise provided by specific statute, no stockholder, director or officer of a corporation is individually liable for the debts or liabilities of the corporation, unless the stockholder, director or officer acts as the alter ego of the corporation.

ERI’s Amended and Restated Bylaws provide that ERI will indemnify any person in a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ERI) by reason of the fact that such person is or was a director, officer, employee or agent of ERI or is or was serving at the request of ERI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ERI, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In connection with an action brought by or in the right of ERI, ERI shall only indemnify such person if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of ERI.

ERI’s Amended and Restated Articles of Incorporation provide that no director or officer will be personally liable to ERI or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except for acts of omission which involve intentional misconduct, fraud, or a knowing violation of law or the payment of dividends in violation of Section 78.300 of the NRS. If the NRS is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of ERI will be eliminated or limited to the fullest extent authorized by the NRS, as so amended. No repeal or modification of this provision of the articles of incorporation will apply to or have any effect on the liability or alleged liability of any director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

In addition, ERI has entered into indemnification agreements with certain of its executive officers and directors pursuant to which ERI has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. ERI also provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

The law of the state of incorporation or formation, as applicable, and/or the provisions of the certificates of incorporation, certificates of formation, or certificates of limited partnership, as applicable, the bylaws, the limited liability company agreements, or the agreements of limited partnership, as applicable, of all of the subsidiaries listed in the “Table of Additional Registrants” included in the Registration Statement, provide for the limitation of liability and/or indemnification of officers, directors, managers, general partners and persons performing similar functions, as applicable, of the subsidiaries similar to those described above.

Item 16.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated in this Item 16 by reference.

Item 17.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser

(b) Each registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on September 11, 2017.

Eldorado Resorts, Inc.

By:	/s/ Gary L. Carano
Gary L. Carano Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ Gary L. Carano Gary L. Carano	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Thomas R. Reeg Thomas R. Reeg	President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Stephanie Lepori Stephanie Lepori	Chief Accounting Officer (Principal Accounting Officer)

/s/ David P. Tomick David P. Tomick	Director

/s/ Frank J. Fahrenkopf Jr. Frank J. Fahrenkopf Jr.	Director

/s/ James B. Hawkins James B. Hawkins	Director

Signature	Title

/s/ Michael E. Pegram Michael E. Pegram	Director

/s/ Roger P. Wagner Roger P. Wagner	Director

/s/ Bonnie Biumi Bonnie Biumi	Director

/s/ Gregory J. Kozicz Gregory J. Kozicz	Director

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

ELDORADO HOLDCO LLC ISLE OF CAPRI CASINOS LLC CC-RENO LLC

By:	/s/ Gary L. Carano
Gary L. Carano,
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title
Eldorado Resorts, Inc.	Sole and Managing Member**

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer and Chairman of the Board

**	Registrant has no directors or managers

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

ELDORADO RESORTS LLC

By:	/s/ Gary L. Carano
Gary L. Carano,
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title
Eldorado Holdco LLC	Sole and Managing Member**

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

**	Registrant has no directors or managers

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

ELDORADO SHREVEPORT #1, LLC ELDORADO SHREVEPORT #2, LLC BLACK HAWK HOLDINGS, L.L.C. ISLE OF CAPRI BLACK HAWK, L.L.C. POMPANO PARK HOLDINGS, L.L.C. IOC—CARUTHERSVILLE, LLC

By:	/s/ Gary L. Carano
Gary L. Carano
Manager

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ Gary L. Carano Gary L. Carano	Manager

/s/ Thomas R. Reeg Thomas R. Reeg	President and Chief Financial Officer

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

ELDORADO CASINO SHREVEPORT JOINT VENTURE

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title
Eldorado Shreveport #1, LLC	Managing Partner**

By:	/s/ Gary L. Carano
Name:	Gary L. Carano
Title:	Manager

**	Registrant has no directors or managers

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

MTR GAMING GROUP, INC.

MOUNTAINEER PARK, INC.

PRESQUE ISLE DOWNS, INC.

SCIOTO DOWNS, INC.

IOC—BOONVILLE, INC.

IOC—KANSAS CITY, INC.

IOC—LULA, INC.

IOC BLACK HAWK COUNTY, INC.

IC HOLDINGS COLORADO, INC.

CCSC/BLACKHAWK, INC.

IOC—VICKSBURG, INC.

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ Gary L. Carano Gary L. Carano	Chief Executive Officer and Director

/s/ Thomas R. Reeg Thomas R. Reeg	President, Chief Financial Officer and Director

/s/ Anthony L. Carano Anthony L. Carano	Executive Vice President, Chief Operating Officer and Director

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

IOC HOLDINGS, L.L.C. IOC—VICKSBURG, L.L.C.

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ Gary L. Carano	Chief Executive Officer and Manager
Gary L. Carano

/s/ Thomas R. Reeg	President, Chief Financial Officer and Manager
Thomas R. Reeg

/s/ Anthony L. Carano	Executive Vice President, Chief Operating Officer and Manager
Anthony L. Carano

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

CCR NEWCO, LLC

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title
CC-RENO LLC	Sole and Managing Member**

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

**	Registrant has no directors or managers

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

ELDORADO LIMITED LIABILITY COMPANY

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title
Eldorado Resorts LLC	Sole and Managing Member**

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

**	Registrant has no directors or managers

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

CIRCUS AND ELDORADO JOINT VENTURE, LLC

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title
Eldorado Limited Liability Company	Sole and Managing Member**

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

**	Registrant has no directors or managers

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

IOC BLACK HAWK DISTRIBUTION COMPANY, LLC

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title
Isle of Capri Black Hawk, L.L.C.	Sole and Managing Member**

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

**	Registrant has no directors or managers

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

ST. CHARLES GAMING COMPANY, L.L.C.

By:	/s/ Thomas R. Reeg
Thomas R. Reeg
President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ Anthony L. Carano	Executive Vice President, Chief Operating Officer and Manager
Anthony L. Carano

/s/ Thomas R. Reeg	President, Chief Financial Officer and Manager (Principal Financial and Accounting Officer)
Thomas R. Reeg

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

PPI, INC.

By:	/s/ Thomas R. Reeg
Thomas R. Reeg
President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ Anthony L. Carano	Executive Vice President and Chief Operating Officer
Anthony L. Carano

/s/ Thomas R. Reeg	President and Chief Financial Officer
Thomas R. Reeg

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

ISLE OF CAPRI BETTENDORF, L.C. IOC—CAPE GIRARDEAU, LLC

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title
Isle of Capri Casinos LLC	Sole and Managing Member**

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer

**	Registrant has no directors or managers

GUARANTOR REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on September 11, 2017.

RAINBOW CASINO—VICKSBURG PARTNERSHIP, L.P.

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg, Anthony L. Carano and Edmund L. Quatmann, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 11, 2017 by the following persons in the capacities indicated.

Signature	Title
IOC—Vicksburg, Inc.	General Partner

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer

EXHIBIT INDEX

1.1‡	Form of Underwriting Agreement.

2.1	Agreement and Plan of Merger by and among Isle of Capri Casinos, Inc., Eldorado Resorts, Inc., Eagle I Acquisition Corp. and Isle of Capri Casinos LLC (f/k/a Eagle II Acquisition Company LLC), dated as of September 19, 2016 (incorporated by reference to Eldorado Resorts, Inc.’s Current Report on Form 8-K filed on September 22, 2016).

4.1	Indenture, dated as of March 29, 2017 (the “2025 Notes Indenture”), by and among Isle of Capri Casinos LLC (f/k/a Eagle II Acquisition Company LLC) and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Eldorado Resorts, Inc.’s Current Report on Form 8-K filed on March 29, 2017).

4.2	Supplemental Indenture, dated as of May 1, 2017, by and among Eldorado Resorts, Inc., the guarantors party thereto and U.S. Bank National Association, as Trustee, under the 2025 Notes Indenture (incorporated by reference to Exhibit 4.1 to Eldorado Resorts, Inc.’s Current Report on Form 8-K filed on May 1, 2017).

5.1*	Opinion of McDonald Carano LLP.

5.2*	Opinion of Milbank, Tweed, Hadley & McCloy LLP.

12.1*	Calculation of ratio of earnings to fixed charges.

23.1*	Consent of Ernst & Young LLP with respect to Eldorado Resorts, Inc.

23.2*	Consent of Ernst & Young LLP with respect to Isle of Capri Casinos, Inc.

23.3	Consent of McDonald Carano LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in signature page of this registration statement).

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association (Form T-1)

‡	To be filed, if applicable, by amendment to this registration statement or incorporate by reference from documents filed or to be filed with the SEC under the Exchange Act.
*	Indicates documents filed herewith.